Exhibit 2

TRANSACTION AGREEMENT AND PLAN OF AMALGAMATION

Among

INTELSAT, LTD.,
INTELSAT (BERMUDA), LTD.,
ZEUS HOLDINGS LIMITED,
ZEUS MERGER ONE LIMITED

and

ZEUS MERGER TWO LIMITED

Dated as of August 16, 2004

TABLE OF CONTENTS

ARTICLE I
The Amalgamation

1.1.	The Amalgamation and the Sub Amalgamation	2
1.2.	Closing Date	2
1.3.	Effective Time	3
1.4.	Effect of the Amalgamation and the Sub Amalgamation	3
1.5.	Directors; Officers	3
1.6.	Effect on Shares	4
1.7.	Surrender and Payment	5
1.8.	Dissenters’ Rights	6
1.9.	Company Equity Awards	7

ARTICLE II
Representations and Warranties

2.1.	Representations and Warranties of the Company	9
2.2.	Representations and Warranties of Parent, Amalgamation Sub and Amalgamation Sub Two	27

ARTICLE III
Covenants

3.1.	Interim Operations	33
3.2.	Acquisition Proposals	38
3.3.	Information Supplied	40
3.4.	Shareholders Meeting	40
3.5.	Filings; Other Actions; Notification	41
3.6.	Access	43
3.7.	Publicity	44
3.8.	Employee Benefits	44
3.9.	Expenses	45
3.10.	Indemnification; Directors’ and Officers’ Insurance	45
3.11.	Takeover Statute	47
3.12.	Conduct of Parent	47
3.13.	Debt Financing	47
3.14.	ORBIT Act Matters	49

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ARTICLE IV
Conditions

4.1.	Conditions to Each Party’s Obligation to Effect the Amalgamation	50
4.2.	Conditions to Obligations of Parent and Amalgamation Sub	51
4.3.	Conditions to Obligation of the Company	53

ARTICLE V
Termination

5.1.	Termination by Mutual Consent	54
5.2.	Termination by Either Parent or the Company	54
5.3.	Termination by the Company	54
5.4.	Termination by Parent	54
5.5.	Effect of Termination and Abandonment	55

ARTICLE VI
Miscellaneous and General

6.1.	Survival	56
6.2.	Modification or Amendment	57
6.3.	Waiver	57
6.4.	Counterparts	57
6.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL	57
6.6.	Notices	58
6.7.	Entire Agreement	59
6.8.	No Third Party Beneficiaries	59
6.9.	Obligations of Parent and of the Company	59
6.10.	Transfer Taxes	59
6.11.	Definitions	59
6.12.	Severability	60
6.13.	Interpretation; Construction	60
6.14.	Assignment	60

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EXHIBITS

ANNEXES

ANNEX A	Company Disclosure Letter
ANNEX B	Parent Disclosure Letter
ANNEX C	Debt Financing Commitment Letters
ANNEX D	Equity Financing Commitment Letters

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TRANSACTION AGREEMENT AND PLAN OF AMALGAMATION

          TRANSACTION AGREEMENT AND PLAN OF AMALGAMATION (this “Agreement”), dated as of August 16, 2004, among Intelsat, Ltd., a Bermuda company (the “Company”), Intelsat (Bermuda), Ltd., a Bermuda company and a wholly owned subsidiary of the Company (“Bermuda Limited”), Zeus Holdings Limited, a Bermuda company (“Parent”), Zeus Merger One Limited, a Bermuda company and a wholly owned subsidiary of Parent (“Amalgamation Sub” and the Company and Amalgamation Sub sometimes being hereinafter collectively referred to as the “Constituent Companies”), and Zeus Merger Two Limited, a Bermuda company and wholly owned subsidiary of Amalgamation Sub (“Amalgamation Sub Two”).

RECITALS

          WHEREAS, it is proposed that the Company and Amalgamation Sub amalgamate under the Laws (as defined in Section 2.1(i)) of Bermuda (the “Amalgamation”) and continue as a Bermuda exempted company (the “Amalgamated Company”) upon the terms and subject to the conditions of this Agreement and the Amalgamation Agreement (as defined in Section 1.1(a)) and in accordance with the Companies Act 1981 of Bermuda (the “Companies Act”);

          WHEREAS, it is proposed that, concurrent with the Amalgamation, Bermuda Limited and Amalgamation Sub Two amalgamate under the Laws of Bermuda (the “Sub Amalgamation”) and continue as a Bermuda exempted company (the “Amalgamated Sub Company”) upon the terms and subject to the conditions of this Agreement and the Sub Amalgamation Agreement (as defined in Section 1.1(b)) and in accordance with the Companies Act;

          WHEREAS, the board of directors of each of the Company, Bermuda Limited, Amalgamation Sub and Amalgamation Sub Two has, as applicable, (a) determined that the Amalgamation or the Sub Amalgamation is advisable and in the best interests of the Company, Bermuda Limited, Amalgamation Sub or Amalgamation Sub Two, as the case may be, and (b) approved and adopted this Agreement, the Amalgamation Agreement and the Amalgamation and the other transactions contemplated by this Agreement and the Amalgamation Agreement, or the Sub Amalgamation Agreement, the Sub Amalgamation and the other transactions contemplated by this Agreement and the Sub Amalgamation Agreement, as the case may be;

          WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, Parent and a certain beneficial owner of Shares of the Company are entering into a Voting Agreement, of even date herewith, in respect of Shares (as defined in Section 1.6(a)) beneficially owned by such entity, substantially in the form attached as Exhibit B (the "Voting Agreement”) hereto.

          WHEREAS, the board of directors of Parent has approved and adopted this Agreement, the Voting Agreement, the Amalgamation Agreement, the Sub Amalgamation Agreement, the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement;

          WHEREAS, the Company, as sole member of Bermuda Limited, has approved and adopted this Agreement, the Sub Amalgamation Agreement, the Sub Amalgamation and the other transactions contemplated by this Agreement and the Sub Amalgamation Agreement;

          WHEREAS, Parent, as sole member of Amalgamation Sub, and Amalgamation Sub, as the sole member of Amalgamation Sub Two, have approved this Agreement, the Amalgamation Agreement, the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement, as the case may be; and

          WHEREAS, the Company, Bermuda Limited, Parent, Amalgamation Sub and Amalgamation Sub Two desire to make certain representations, warranties, covenants and agreements in connection with the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement.

          NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

The Amalgamation

          1.1. The Amalgamation and the Sub Amalgamation. (a) Upon the terms and subject to the conditions set forth in this Agreement and the Amalgamation Agreement, substantially in the form attached as Exhibit C (the “Amalgamation Agreement”) hereto, and in accordance with the Companies Act, at the Effective Time, Amalgamation Sub and the Company shall amalgamate and the Company and Amalgamation Sub shall continue as a Bermuda exempted company as a result of the Amalgamation.

          (b) Upon the terms and subject to the conditions set forth in this Agreement and the Sub Amalgamation Agreement, substantially in the form attached as Exhibit D (the “Sub Amalgamation Agreement”) hereto, and in accordance with the Companies Act, at the Effective Time, Amalgamation Sub Two and Bermuda Limited shall amalgamate and Bermuda Limited and Amalgamation Sub Two shall continue as a Bermuda exempted company as a result of the Sub Amalgamation.

          1.2. Closing Date. The closing of the transactions provided for in this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement (the “Closing”) shall be held at Appleby Spurling Hunter, Canon’s Court, 22 Victoria Street, Hamilton, HM EX Bermuda, at 10:00 a.m., local time, on the first business day after the satisfaction or waiver (subject to applicable Law) of the latest to be satisfied or waived of the conditions set forth in Article IV (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or at such other place and on such other date as shall be agreed to by the parties hereto in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.” For purposes of this Agreement, the term “business day” shall mean a day other than (a) Saturday or Sunday or (b) any other day on which banks in the city and state of New York or in Hamilton, Bermuda are permitted or required to be closed.

          1.3. Effective Time. On the Closing Date, as promptly as practicable following the Closing, the parties hereto shall cause the Amalgamation and the Sub Amalgamation to be consummated by filing the memorandum of association (the “Memorandum of Association”) of the Amalgamated Company, as set forth in the Amalgamation Agreement, the memorandum of association of the Amalgamated Sub Company, as set forth in the Sub Amalgamation Agreement (the “Amalgamated Sub Company Memorandum of Association”) and all other documents required by Section 108 of the Companies Act (together with the Memorandum of Association and the Amalgamated Sub Company Memorandum of Association, the “Section 108 Documents”) with the Bermuda Registrar of Companies (“ROC”) in accordance with Section 108 of the Companies Act. The term “Effective Time” means the date and time that the Amalgamation and the Sub Amalgamation shall become effective pursuant to the Companies Act (such time of the Sub Amalgamation being at or immediately following the time of the Amalgamation, at the Parent’s election). The bye-laws (the “Bye-Laws”) of the Amalgamated Company shall be as set forth in the Amalgamation Agreement, and the bye-laws (the “Amalgamated Sub Company Bye-Laws”) of the Amalgamated Sub Company shall be as set forth in the Sub Amalgamation Agreement.

          1.4. Effect of the Amalgamation and the Sub Amalgamation. At the Effective Time, the effect of the Amalgamation and the Sub Amalgamation shall be as provided in Section 109 of the Companies Act.

          1.5. Directors; Officers. (a) From and after the Effective Time, the directors of the Amalgamated Company shall be as set forth in the Amalgamation Agreement, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with applicable Law, the Memorandum of Association, the Bye-Laws, this Agreement and the Amalgamation Agreement. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Amalgamated Company, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with applicable Law, the Memorandum of Association, the Bye-Laws, this Agreement and the Amalgamation Agreement.

          (b) From and after the Effective Time, the directors of the Amalgamated Sub Company shall be as set forth in the Sub Amalgamation Agreement, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with applicable Law, the Amalgamated Sub Memorandum of Association, the Amalgamated Sub Bye-Laws, this Agreement and the Sub Amalgamation Agreement. The officers of Bermuda Limited at the Effective Time shall, from and after the Effective Time, be the officers of the Amalgamated Sub Company, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with applicable Law, the Amalgamated Sub Memorandum of Association, the Amalgamated Sub Bye-Laws, this Agreement and the Sub Amalgamation Agreement.

          1.6. Effect on Shares. Pursuant to the terms of this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement, at the Effective Time, by virtue of the Amalgamation and the Sub Amalgamation and without any action on the part of Amalgamation Sub, the Company, Bermuda Limited, Amalgamation Sub Two, Parent as the holder of the shares of Amalgamation Sub, Amalgamation Sub as the holder of the shares of Amalgamation Sub Two, the holders of the ordinary shares, par value $3.00 per share (the “Shares”), of the Company, or holders of the common shares, par value $1.00 per share, of Bermuda Limited (the “Bermuda Shares”):

          (a) Amalgamation Consideration. Subject to and in accordance with the procedures set forth in Section 1.7, each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares (as defined below)) shall be converted into the right to receive the lesser of $18.75 in cash or, in the event the IPO (as defined in Section 3.14) closes, the Adjusted Amount (as defined in Section 3.14), in each case, without interest (the “Amalgamation Consideration”) and any holder of Shares shall look only to the Exchange Agent for such Amalgamation Consideration in accordance with Section 1.7. At the Effective Time, the Shares shall no longer be issued and outstanding and each certificate (a “Certificate”) representing any Shares (other than Excluded Shares) shall represent only the right to receive the Amalgamation Consideration, without interest thereon, subject to and in accordance with Section 1.7. For purposes of this Agreement, the term “Excluded Shares” means (A) Shares that are owned by Parent, Amalgamation Sub or any other direct or indirect Subsidiary (as defined in Section 2.1(a)) of Parent (not held on behalf of, or as security for obligations owed by, third parties), (B) Shares that are owned by the Company or any direct or indirect Subsidiary of the Company (not held on behalf of, or as security for obligations owed by, third parties), and (C) unvested Restricted Shares (as defined in Section 1.9(b)).

          (b) Cancellation of Shares. Except as set forth in Section 1.8 with respect to Shares held by Dissenting Shareholders and in Section 1.9(b) with respect to the Restricted Shares, each Excluded Share issued and outstanding immediately prior to the Effective Time, by virtue of the Amalgamation and without any action on the part of the holder thereof, shall cease to be issued and outstanding and shall be cancelled without any conversion or payment of any consideration therefor.

          (c) Amalgamation Sub. Each ordinary share of Amalgamation Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued and fully paid ordinary share, par value $1.00 (an “Amalgamated Company Share”) of the Amalgamated Company.

          (d) Amalgamation Sub Two. Each ordinary share of Amalgamation Sub Two issued and outstanding immediately prior to the Effective Time, by virtue of the Sub Amalgamation and without any action on the part of the holder thereof, shall cease to be issued and outstanding and shall be cancelled without any conversion or payment of any consideration thereof. Each Bermuda Share issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued and fully paid ordinary share, par value $1.00 (an “Amalgamated Sub Company Share”) of the Amalgamated Sub Company.

          1.7. Surrender and Payment.

          (a) Exchange Agent and Exchange Procedures.

          (i) Exchange Agent. Concurrent with Closing, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent, with the Company’s prior approval, which approval shall not be unreasonably withheld (the “Exchange Agent”), for the benefit of the holders of Shares, cash in respect of the aggregate Amalgamation Consideration, to be paid pursuant to Section 1.6 in exchange for issued and outstanding Shares upon due surrender of the Certificates and other materials pursuant to the provisions of this Article I (such cash in respect of the aggregate Amalgamation Consideration, being hereinafter referred to as the “Exchange Fund”).

          (ii) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall and Parent shall cause the Exchange Agent to mail to each registered holder of Shares (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such holder shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Amalgamation Consideration, in each case, as reasonably agreed upon by the Company. Upon the surrender of a Certificate to the Exchange Agent in accordance with the terms of the letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor the Amalgamation Consideration in accordance with Section 1.6 and this Section 1.7, without interest thereon. To be effective, a letter of transmittal must be (x) properly completed, signed and submitted to the Exchange Agent at its designated office on the day specified in the letter of transmittal and (y) accompanied by the Certificate(s) representing the Shares as to which the exchange is being made (or by an appropriate guarantee of delivery of such Certificate(s) in accordance with the terms of the letter of transmittal). The Exchange Agent, in consultation with Parent and the Company, shall make all computations necessary to give effect to the provisions of this Section 1.7. Parent shall determine, in its sole and absolute discretion, which authority it may delegate in whole or in part to the Exchange Agent, and whether letters of transmittal have been properly completed, signed and submitted or revoked. The decision of Parent (or the Exchange Agent, as the case may be) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any Person of any defect in a letter of transmittal submitted to the Exchange Agent. For purposes of this Agreement, the term “Person” shall mean any individual or any company, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

          (b) Transfers. At or after the Effective Time, there shall be no transfers on the register of members of the Company of the Shares that were issued and outstanding immediately prior to the Effective Time.

          (c) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the holders of the Shares for 180 days after the Effective Time shall be delivered to Parent. Any holder of the

Shares that has not theretofore complied with this Article I shall thereafter look only to Parent for payment of any cash in respect of the Amalgamation Consideration payable pursuant to Section 1.6 and Section 1.7, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Amalgamated Company, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (d) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Amalgamation Consideration would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

          (e) Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a share consolidation, reclassification, share split (including a reverse share split), share dividend or distribution, recapitalization, amalgamation, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Amalgamation Consideration shall be equitably adjusted.

          (f) Withholding Rights. Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax (as defined in Section 2.1(e)) Laws. To the extent that amounts are so withheld by Parent, Amalgamation Sub, the Amalgamated Company or the Exchange Agent, as the case may be, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which the deduction and withholding was made by Parent, Amalgamation Sub, the Amalgamated Company or the Exchange Agent, as the case may be.

          1.8. Dissenters’ Rights. The Company shall give Parent (a) prompt notice of the existence of any registered holder (each a “Dissenting Shareholder”) that has properly dissented pursuant to Section 108 of the Companies Act, (b) prompt notice of attempted withdrawals by Dissenting Shareholders of applications to the Supreme Court of Bermuda for appraisal of the fair value of the Shares held by Dissenting Shareholders and any other instruments served pursuant to the Companies Act and received by the Company relating to any Dissenting Shareholder’s rights to be paid the fair value of such Dissenting Shareholder’s Shares, as provided in Section 106 of the Companies Act and (c) the opportunity to direct any and all negotiations and proceedings with respect to demands for appraisal under the Companies Act. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Shares, offer to settle or settle any demands or approve any withdrawal of any such demands.

          1.9. Company Equity Awards.

          (a) Company Options. At the Effective Time, each outstanding option to purchase Shares (a “Company Option”) under the Share Plans (as defined in Section 2.1(b)) that is vested as of the Effective Time (a “Vested Company Option”), shall automatically be cancelled at the Effective Time and converted into the right to receive, at the Effective Time, a lump sum cash payment (less applicable Taxes required to be withheld with respect to such payment) equal to the product of (i) the number of shares subject to such Vested Company Option and (ii) the excess, if any, of (A) the Amalgamation Consideration over (B) the exercise price per share of such Vested Company Option (the product of such amounts, the “Cash Payment”). Each outstanding Company Option other than a Vested Company Option (each, an “Unvested Company Option”) shall automatically be cancelled at the Effective Time, and Parent shall cause an amount equal to the product of (i) the number of shares subject to such Unvested Company Option and (ii) the excess, if any, of (A) the Amalgamation Consideration over (B) the exercise price per share of such Unvested Company Option to be credited as an opening balance of a deferred compensation account for each holder of Unvested Company Options, which balance, and any earnings thereon, shall be non-transferable and forfeitable until the Unvested Company Options would have vested in accordance with the terms and conditions (including those related to accelerated vesting) included in the original grant. All amounts in each holder’s deferred compensation account shall be deemed to receive a rate of return equal to the Amalgamated Company’s rate of interest on its revolving credit line (not to exceed 5% per year). Upon vesting of the account, each holder shall be entitled to payment as soon as practicable following the vesting date, in settlement of his or her deferred compensation account, of a cash amount equal to the then-value of the vested portion of such holder’s deferred compensation account, based on the performance of such deemed investments, less applicable Taxes required to be withheld with respect to such payment.

          (b) Restricted Shares and Restricted Share Units. At the Effective Time, each outstanding restricted Share granted under the Company’s 2004 Share Incentive Plan (the “2004 Plan”) (each, a “Restricted Share”) that is unvested and each outstanding restricted Share unit granted under the 2004 Plan (each, a “Restricted Share Unit”, and together with the Restricted Shares, the “Restricted Company Shares”) that is unvested shall automatically be cancelled, and Parent shall cause an amount equal to the Amalgamation Consideration to be credited with respect to each Restricted Company Share so cancelled as an opening balance of a deferred compensation account for each holder of Restricted Company Shares, which balance, and any earnings thereon, shall be non-transferable and forfeitable until the Restricted Company Shares would have vested in accordance with the terms and conditions (including those related to accelerated vesting) included in the original grant. All amounts in each holder’s deferred compensation account shall be deemed to receive a rate of return equal to the Amalgamated Company’s rate of interest on its revolving credit line (not to exceed 5% per year). Upon vesting of the account, each holder shall be entitled to payment as soon as practicable following the vesting date, in settlement of his or her deferred compensation account, of a cash amount equal to the then-value of such holder’s deferred compensation account, based on the performance of such deemed investments, less applicable Taxes required to be withheld with respect to such payment.

          (c) Terminated Employees. Notwithstanding anything to the contrary set forth in this Section 1.9 and Sections 1.6 and 1.7, at the Effective Time:

          (i) each Company Option under the 2004 Share Incentive Plan, whether or not exercisable, which is held by an Employee (as defined in Section 2.1(h)(i)) of the Company whose employment with the Company has been terminated under circumstances entitling such Employee to accelerated vesting under Section 2(a)(ii) of the applicable share option agreement by which such Company Option is evidenced, shall be cancelled and Parent shall cause such Employee to receive, as soon as reasonably practicable after the Effective Time, an amount in cash equal to the product of (A) the total number of Shares such Employee would have been entitled to receive had such Employee exercised such Company Option in full immediately prior to the Effective Time, multiplied by (B) the excess, if any, of the Amalgamation Consideration over the exercise price per Share under such Company Option less applicable Taxes required to be withheld with respect to such payment.

          (ii) each Restricted Share, whether or not then vested, which is held by an Employee of the Company whose employment with the Company has been terminated under circumstances entitling such Employee to accelerated vesting under Section 2(a)(ii) of the applicable restricted share agreement by which such Restricted Share is evidenced shall be cancelled and Parent shall cause such Employee to receive in respect of each such cancelled Restricted Share, as soon as reasonably practicable after the Effective Time, an amount in cash equal to the Amalgamation Consideration less applicable Taxes required to be withheld with respect to such payment.

          (iii) each Restricted Share Unit, whether or not then vested, which is held by an Employee of the Company whose employment with the Company has been terminated under circumstances entitling such Employee to accelerated vesting under Section 2(a)(ii) of the applicable restricted share unit agreement by which such Restricted Share Unit is evidenced shall be cancelled and Parent shall cause such Employee to receive in respect of each such cancelled Restricted Share Unit, as soon as reasonably practicable after the Effective Time, an amount in cash equal to the Amalgamation Consideration less applicable Taxes required to be withheld with respect to such payment.

          (d) No Other Company Equity Awards. The Company shall take all actions reasonably necessary to ensure that from and after the Effective Time the Amalgamated Company will not be bound by any options, rights, units, awards or arrangements which would entitle any person, other than Parent or its Subsidiaries, to beneficially own shares of the Amalgamated Company or receive any payments (other than as set forth in this Section 1.9 and Section 2.1(b) in respect of such options, rights, units, awards or arrangements.

          (e) Necessary Actions; Transfer of Authorities.

          (i) Prior to the Effective Time, the Company shall deliver appropriate notices (which notices shall have been approved by the Parent) to each holder of Company Options, Restricted Shares and Restricted Share Units setting forth each holder’s rights pursuant to the respective Share Plans, stating that such Company Options, Restricted Shares, and Restricted Share Units shall be treated in the manner set forth in this Section 1.9. In addition, the Company shall cause the administrator of the Company Stock Plans to take such actions under the Share Plans as are necessary to accomplish the provisions of this Section 1.9.

          (ii) Prior to the Effective Time, the Company shall take all necessary or appropriate action (including amending any of the Share Plans or the other Company Benefit Plans or making adjustments as permitted thereby) to effectuate the assignment, as of the Effective Time, to the board of directors of the Amalgamated Company of the authorities and responsibilities of the board of directors of the Company (the “Board of Directors”) or any committee thereof with respect to the Share Plans and any other Company Benefit Plans.

ARTICLE II

Representations and Warranties

          2.1. Representations and Warranties of the Company. Except as set forth in the corresponding section of the disclosure letter delivered to Parent by the Company immediately prior to entering into this Agreement and attached as Annex A hereto (the “Company Disclosure Letter”) (or another section thereof, providing that the applicability or relevance to such other section is reasonably apparent from the face of the disclosure), the Company hereby represents and warrants to Parent, Amalgamation Sub and Amalgamation Sub Two that:

          (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing or to have such power or authority when taken together with all other such failures, has not had, or would not be reasonably expected to have, a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company’s and its Significant Subsidiaries’ (as defined below) memoranda of association, certificates of incorporation, charters, by-laws, bye-laws and other comparable governing instruments, each as amended to the date hereof. Each such document so delivered is in full force and effect. Section 2.1(a) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and each of its Significant Subsidiaries is organized and qualified to do business.

          For purposes of this Agreement, the term (i) “Subsidiary” means, with respect to the Company, Parent or Amalgamation Sub, as the case may be, any entity, whether incorporated or unincorporated (other than those entities listed in Section 2.1(a)(i) of the Company Disclosure Letter), of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its Subsidiaries, (ii) “Significant Subsidiary” has the meaning set forth in Rule 1-02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the

"Exchange Act”), (iii) “Affiliate” of a specified Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified and (iv) “Company Material Adverse Effect” means any effect, event, change or state of fact that, individually or in the aggregate, (1) is materially adverse to the condition (financial or otherwise), properties, business or results of operations of the Company (or, after the Effective Time, the Amalgamated Company) and its Subsidiaries taken as a whole; provided, however, that no such effect, event, change or state of fact resulting from any (A) change in Law, U.S. generally accepted accounting principles (“GAAP”) or interpretations thereof that applies to the Company, (B) change in economic, business or financial market conditions generally or in the fixed satellite services industry specifically or (C) items set forth in Section 2.1(a)(iv)(D) of the Company Disclosure Letter, shall be deemed to be a Company Material Adverse Effect (except, in the cases of clauses (A) and (B) to the extent such effect, event, change or state of fact has had a disproportionate effect on the Company and its Subsidiaries as compared to other Persons in the fixed satellite services industry) or (2) would prevent, render illegal, delay beyond the Termination Date (as defined in Section 5.2(a)) or materially impair the ability of the Company to consummate the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement (each as in the form attached hereto). For purposes of all representations and warranties contained in this Section 2.1, the phrase “transactions contemplated by this Agreement” includes the Debt Financing (as defined in Section 2.2(j)(ii)) and assumes that the Debt Financing obtained by Parent at the Closing will substantially be on the terms and conditions set forth in the Debt Financing Commitment Letters (as defined in Section 2.2(j)(i)) delivered to the Company by Parent pursuant to Section 2.2(j)(ii)).

          (b) Capital Structure. The authorized share capital of the Company consists of (i) 216,666,666 2/3 Shares, of which 166,666,755 Shares were issued and outstanding as of the date hereof (which number includes 6,284,635 Shares held by Intelsat (Bermuda), Ltd. and does not include 602,555 Restricted Shares) and (ii) 2,500,000 preference shares, $3.00 par value per share (the "Preference Shares”), of the Company, of which none was issued or outstanding as of August 1, 2004. All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid and non-assessable. Other than not more than 10,053,333 Shares reserved for issuance, as of July 15, 2004, pursuant to the Company’s 2001 Share Option Plan (the “2001 Plan”) and the 2004 Plan (together, the “Share Plans”), the Company has no Shares or Preference Shares reserved for issuance. Section 2.1(b) of the Company Disclosure Letter contains a correct and complete list of outstanding (subject to award) Company Options, Restricted Shares and Restricted Stock Units as of August 1, 2004. Each of the issued and outstanding shares or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above in this Section 2.1(b) or the Transaction Agreement, dated as of May 11, 2004, among COMSAT General Corporation, Lockheed Martin Global Telecommunications, LLC, COMSAT New Services, Inc., Intelsat Government Solutions Corporation, Intelsat MTC LLC and the Company (the “COMSAT General Transaction Agreement”), there are no preemptive or other outstanding rights, options, warrants, conversion rights, share appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any Shares or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of the Shares on any matter. For purposes of this Agreement, the term “non-assessable”, when used with respect to shares of the Company, Parent or any of their respective Subsidiaries organized under Bermuda Law, means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares. Other than the 6,284,635 Shares held by Bermuda Limited, no Subsidiary of the Company owns any Shares.

          (c) Corporate Authority and Approval. (i) Each of the Company and Bermuda Limited has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement, as the case may be, and to consummate the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement, as the case may be, subject only to (A) the receipt of the Company Shareholder Approval (as defined below) and (B) the execution, filing and recording of the Section 108 Documents with the ROC in accordance with the Companies Act. The Board of Directors of the Company has approved for any relevant purpose under Bermuda Law or the memorandum of association and bye-laws of the Company the execution and delivery by Parent and a certain shareholder of the Company of the Voting Agreement. For purposes of this Agreement, the term “Company Shareholder Approval” means approval by holders of 60% of the issued and outstanding Shares at a meeting of the holders of the Shares (the “60% Vote”) where, throughout the meeting, there is a quorum of at least two persons present and representing in person or by proxy more than 50% of the issued and outstanding Shares (the "Quorum”) of (x) an amendment to bye-law 45(4) of the Company’s bye-laws, which clarifies that the vote required to be obtained from holders of the Shares in order to approve this Agreement and the Amalgamation Agreement and the Amalgamation and the other transactions contemplated by this Agreement and the Amalgamation Agreement is the 60% Vote and that the quorum necessary to hold a meeting to approve this Agreement and the Amalgamation Agreement and the Amalgamation and the other transactions contemplated by this Agreement and the Amalgamation Agreement is the Quorum, and (y) this Agreement and the Amalgamation Agreement and the Amalgamation and the other transactions contemplated by this Agreement and the Amalgamation Agreement. The Company Shareholder Approval is the only vote or approval of holders of any class or series of capital stock of the Company or any of its Subsidiaries necessary to enter into or consummate the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement.

          (ii) Each of this Agreement and the Amalgamation Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms. Each of this Agreement and the Sub Amalgamation Agreement is a valid and binding agreement of Bermuda Limited enforceable against Bermuda Limited in accordance with its terms.

          (iii) The Board of Directors of the Company has: (A) by unanimous vote of all directors approved and declared advisable, and in the best interests of the Company, this Agreement, the Voting Agreement, the Amalgamation Agreement and the Amalgamation and the other transactions contemplated by this Agreement and the Amalgamation Agreement, as well as the other matters referred to as comprising the Company Shareholder Approval, (B) received the opinion or opinions of Morgan Stanley & Co. Incorporated and/or Merrill Lynch Pierce Fenner & Smith to the effect that, as of the date of such opinion, the Amalgamation Consideration to be received by the holders of Shares in connection with the Amalgamation is fair to such holders from a financial point of view (and an executed copy of each such opinion has been delivered to Parent prior to or on the date hereof, or, if not yet delivered to the Company in writing, promptly following delivery of such opinion in writing to the Company), (C) by unanimous vote of all directors resolved to recommend approval of the matters comprising the Company Shareholder Approval to the holders of Shares and (D) by unanimous vote of all directors directed that the matters comprising the Company Shareholder Approval be submitted to the holders of Shares for their approval and adoption. The Board of Directors of Bermuda Limited has, by unanimous vote of all of the directors, approved and declared advisable, and in the best interests of Bermuda Limited, and the Company, as the sole shareholder of Bermuda Limited, has approved this Agreement, the Sub Amalgamation Agreement, the Sub Amalgamation and the other transactions contemplated by this Agreement and the Sub Amalgamation Agreement. The Company has amended the Rights Agreement (as defined in Section 2.2(i)) so that neither Parent nor any of its Affiliates, shareholders or Subsidiaries shall be deemed to be an “Acquiring Person” thereunder at any time prior to the earlier of the Amalgamation or termination of this Agreement as a result of the execution, performance or consummation of the transactions contemplated by this Agreement or the other documents contemplated hereby.

          (d) Governmental Filings; No Violations; Certain Contracts, Etc.

          (i) Other than the filings, consents, licenses and/or notices as may be required to be made or obtained (A) pursuant to Section 1.3 or under Bermuda law, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Exchange Act and the Securities Act of 1933, as amended (the “Securities Act”), (C) from the Federal Communications Commission and any successor thereto (the “FCC”), and including any related agreements with the United States Department of Justice, the United States Department of Homeland Security, or the Federal Bureau of Investigation regarding national security, law enforcement, defense or public safety issues required in connection with such FCC approval (the “Network Security Agreements”), (D) under state securities, takeover and “blue sky” laws, (E) from the Committee on Foreign Investments in the United States (“CFIUS”) under Section 721 of Title VII of the Defense Production Act of 1950, as amended by the Omnibus Trade and Competitiveness Act of 1988 (“Exon-Florio”), (F) under the Arms Export Control Act of 1976, as amended (“AECA”) or the International Traffic in Arms Regulations, 22 CFR Parts 120-130 (“ITAR”), (G) under the regulations administered by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”), or (H) from the United States Department of Defense or any cognizant security agency responsible for having oversight of a Contract (as defined in Section 2.1(d)(ii)) binding upon the Company or any of its Subsidiaries, (I) to the European Commission under the EC Merger Regulation or (J) in connection with the items listed in Section 2.1(d)(i) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by the Company or Bermuda Limited with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or Bermuda Limited from, any international, U.S. or foreign governmental or regulatory authority, agency, commission, body or other governmental entity (“Governmental Entity”), in connection with the execution and delivery of this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement by the Company and Bermuda Limited, as the case may be, and the consummation by the Company and Bermuda Limited of the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement, and the Sub Amalgamation Agreement, as the case may be, except those the failure to make or obtain which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (each of the items described in clauses (A) — (J), but excluding those in clause (J) the failure to make or obtain which would not reasonably be expected to have a Company Material Adverse Effect, the “Required Company Consents”).

          (ii) The execution, delivery and performance of this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement by the Company and Bermuda Limited, as the case may be, do not, and the consummation by the Company and Bermuda Limited of the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement, as the case may be, will not, constitute or result in (A) a breach or violation of, or a default under, the memorandum of association or bye-laws of the Company or the comparable governing instruments of any of its Subsidiaries (except that consummation of the Amalgamation is subject to the receipt of the Company Shareholder Approval and changes to the bye-laws of the Company reflected by Section 1.3 of this Agreement), (B) a breach or violation of, a termination (or right of termination) or a default under, or the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation, other than Company Benefit Plans, (“Contracts”) binding upon the Company or any of its Subsidiaries or any Law or permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clauses (B) or (C) above, for any breaches, violations, terminations, defaults, accelerations or creations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the executive officers of the Company, no consents or waivers under or in respect of any Contracts are required to consummate the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement (subject to the exception set forth in clause (B) above and except for such consents or waivers the failure to obtain which would not reasonably be expected to have a Company Material Adverse Effect). The term “knowledge”, when used in this Agreement with respect to the executive officers of the Company, shall mean the actual knowledge of any of Conny Kullman, Ramu Potarazu, William Atkins, David Meltzer, Kevin Mulloy or Tony Trujillo, without obligation of any further review or inquiry, and does not include information of which they may be deemed to have only constructive knowledge.

          (e) Company Reports; Financial Statements. (i) The Company has made available to Parent through access to the public website or other public facilities of the Securities and Exchange Commission (the “SEC”) each registration statement, report or information statement prepared by it and filed with or furnished to the SEC since December 31, 2001, including, without limitation, (A) the Company’s Annual Report on Form 20-F for the year ended December 31, 2003 (the “Company 20-F”), (B) the quarterly report on Form 6-K for the period ended June 30, 2004 (the “Second Quarter 6-K”), and (C) the Company’s Form F-1 filed on March 15, 2004, as amended on April 22, 2004 (the "Company F-1”), each in the form (including exhibits, annexes and any amendments thereto) filed with or furnished to the SEC (collectively, the "Company Reports”). As of their respective dates (or, if amended prior to the date of this Agreement in any manner, other than relating solely to the exhibits filed therewith, as of the date of such amendment) the Company Reports (i) except for the Company F-1, were prepared in accordance with and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to the Company Reports, each as in effect on the date so filed or furnished, except with respect to the financial statements of the Loral Transferred Satellites (as defined in the Company Reports) and the pro forma financial information giving effect to the Company’s acquisition of the Loral Transferred Satellites, which are presented in accordance with the letter of the Company to the SEC, dated August 26, 2003, and the SEC’s response thereto, dated August 28, 2003, true and correct copies of which have been delivered to Parent and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in shareholders’ equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, cash flows and changes in shareholders’ equity, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not expected to be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Each of the consolidated balance sheets and each of the consolidated statements of operations, cash flows and changes in shareholders’ equity included in or incorporated by reference into the Company Reports (in each case, including the related notes and schedules) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, except with respect to the financial statements of the Loral Transferred Satellites (as defined in the Company Reports) and the pro forma financial information giving effect to the Company’s acquisition of the Loral Transferred Satellites, which are presented in accordance with the letter of the Company to the SEC, dated August 26, 2003, and the SEC’s response thereto, dated August 28, 2003, true and correct copies of which have been delivered to Parent.

          (ii) The Company is in compliance in all material respects with the provisions of Rule 13a-15 of the Exchange Act that are applicable to the Company and (A) no significant deficiency or material weakness in the design or operation of internal control over financial reporting which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting has been disclosed to the Company’s auditors or the audit committee of the Board of Directors of the Company.

          (iii) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) that are applicable to the Company.

          (f) Absence of Certain Changes. Except (A) as disclosed in the Company 20-F (excluding the disclosures in the “Key Information – Risk Factors” and “Forward-Looking Statements” sections of the Company 20-F and any other disclosures included in the Company 20-F which are predictive or forward-looking in nature) or a subsequently filed or furnished quarterly report on Form 6-K filed or furnished prior to the date hereof (the “Recent Company Reports”), (B) for the sale process preceding the execution of this Agreement and (C) as otherwise contemplated by this Agreement or the Amalgamation Agreement, since December 31, 2003 (the “Audit Date”) the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses, and there has not been (1) any change in the condition (financial or otherwise), properties, business or results of operations of the Company and its Subsidiaries or any development or combination of developments that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect; (2) any declaration, setting aside or payment of any dividend or other distribution in cash, shares or property in respect of the share capital of the Company; (3) any change by the Company in accounting principles, practices or methods that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect; (4) prior to the date hereof, any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries (other than waivers of the provisions of the Company’s credit facilities in connection with the acquisition of the Loral Transferred Satellites or as contemplated by this Agreement); (5) any physical damage, destruction or loss, whether or not covered by insurance, exceeding $5,000,000 individually or $10,000,000 in the aggregate with respect to the properties and/or assets of the Company and its Subsidiaries (other than with respect to Company Satellites (as defined in Section 2.1(p)(i)(A)); (6) prior to the date hereof, any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding share capital or indebtedness for borrowed money of the Company or any of its Subsidiaries; (7) prior to the date hereof, any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money involving an amount in excess of $1,000,000 in the aggregate, other than those incurred in the ordinary course of business consistent with past practice; (8) prior to the date hereof, any making of any loan, advance or capital contributions to or investment in any Person involving an amount in excess of $250,000, other than in the ordinary course of business consistent with past practice, or any loans, advances or capital contributions paid in cash by the Company or any of its Subsidiaries to, or investments by the Company or any of its wholly-owned Subsidiaries in, the Company or any of its Subsidiaries; (9) (x) prior to the date hereof, any acquisition by the Company or any of its Subsidiaries of any amount of assets material to the Company and its Subsidiaries, taken as a whole, from any other Person or (y) any commitment or series of related commitments by the Company or any of its Subsidiaries to make any capital expenditures or capital additions the aggregate amount of which not expended prior to the Audit Date exceeds $10,000,000, other than in the ordinary and usual course of business consistent with the capital expenditures listed on Exhibit F hereto (the “Capital Expenditures Budget”); (10) prior to the date hereof, any sale, lease, transfer, assignment, license or other disposition of any assets or property, tangible or intangible, by the Company or any of its Subsidiaries, in each case having a value in excess of $2,500,000 individually or $10,000,000 in the aggregate, other than leases of capacity on satellites in the ordinary course of business consistent with past practice and dispositions of inventory or obsolete equipment sold for fair consideration in the ordinary course of business consistent with past practice; (11) prior to the date hereof, any acceleration, termination (other than expiration in accordance with its terms), modification or cancellation of any Contract (or series of related Contracts with the same party) of the Company or any of its Subsidiaries by any Person involving more than $10,000,000 per year individually or $10,000,000 per year for a series of related Contracts with the same party; (12) prior to the date hereof, failure by the Company or any of its Subsidiaries to promptly pay and discharge any current liabilities when due, except for current liabilities amounting to less than $10,000,000 that are disputed in the ordinary course of business in good faith by appropriate proceedings; (13) prior to the date hereof, any (w) employment, deferred compensation, severance, equity compensation, retirement or other similar agreement entered into by the Company or any of its Subsidiaries with any director or executive officer (or any amendment to any such existing agreement), (x) grant of any severance or termination pay by the Company or any of its Subsidiaries to any director or executive officer, (y) increase in compensation or other benefits payable by the Company or any of its Subsidiaries to any director or executive officer or (z) any material strike, work stoppage, slowdown or other labor disturbance, other than, in each case, in the ordinary course of business consistent with past practice; (14) prior to the date hereof, any amalgamation, merger, consolidation or similar transaction of the Company or any of its Subsidiaries with any other Person; (15) prior to the date hereof, any incurrence of any material lien, pledge, security interest, claim or other encumbrance on any assets with a value greater than $5,000,000, individually or in the aggregate, owned by the Company and its Subsidiaries (other than real property); and (16) any agreement by the Company or any of its Subsidiaries to do any of the things described in clauses (1) through (15). The Company hereby makes the representation set forth in Section 2.1(f) of the Company Disclosure Schedule.

          (g) Litigation and Undisclosed Liabilities.

          (i) Except as disclosed in the Recent Company Reports, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the executive officers of the Company, threatened against the Company or any of its Subsidiaries, except for those that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (ii) Except (a) as and to the extent disclosed in the Recent Company Reports or (b) as incurred after June 30, 2004 in the ordinary course of business consistent with prior practice and experience, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except for those that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (h) Employee Benefits.

          (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”) and current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, share option, share purchase, share appreciation rights, incentive, retention and bonus plans (the “Company Benefit Plans”), other than Company Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as “Company Non-U.S. Benefit Plans”), are set forth in Section 2.1(h)(i) of the Company Disclosure Letter, and each Company Benefit Plan which has received a favorable determination letter from the Internal Revenue Service (“IRS”) has been separately identified in Section 2.1(h)(i) of the Company Disclosure Letter. True and complete copies of all Company Benefit Plans set forth in Section 2.1(h)(i) of the Company Disclosure Letter, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee share ownership plan, loan agreements forming a part of any Company Benefit Plans and all amendments thereto have been provided or made available to Parent.

          (ii) All Company Benefit Plans, other than Company Non-U.S. Benefit Plans (collectively, “Company U.S. Benefit Plans”), are in substantial compliance with ERISA, the Code, and other applicable Laws. Each Company U.S. Benefit Plan which is subject to ERISA (the “Company ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS covering all tax law changes prior to (but not including) the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA. No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”) and none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

          (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA (a “Single-Employer Plan”), currently or formerly maintained by any of them, or the

Single-Employer Plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.66, has been required to be filed for any Company Pension Plan or by any Company ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement, other than any notice that may be required under ERISA Section 4043(c)(9) if, as a result of the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement, the Company and/or a Company ERISA Affiliate ceases to be a member of the controlled group, within the meaning of ERISA Section 4001(a)(14).

          (iv) All contributions required to be made under each Company Benefit Plan, as of the date hereof, have been timely made, and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed, furnished or incorporated by reference in the Company Reports prior to the date hereof. Neither any Company Pension Plan nor any Single-Employer Plan of a Company ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Company ERISA Affiliate has an outstanding funding waiver within the meaning of Section 412 of the Code or Section 303 of ERISA. It is not reasonably anticipated that required minimum contributions to any Company Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any Single-Employer Plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (v) Under each Company Pension Plan which is a Single-Employer Plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “accumulated benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Company Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Company Pension Plan, and there has been no material change in the financial condition of such Company Pension Plan since the last day of the most recent plan year.

          (vi) (A) There is no material pending or, to the knowledge of the executive officers of the Company, threatened litigation relating to the Company Benefit Plans, (B) neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company ERISA Plan or collective bargaining agreement and (C) the Company or its Subsidiaries may amend or terminate any Company Benefit Plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

          (vii) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year, other than any increase in the level of expenses attributable to the level of employee participation or coverage in each such plan that arises in the ordinary course of business. Neither the execution of this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement, nor the receipt of the Company Shareholder Approval, nor the consummation of the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement (whether alone or in conjunction with any other event) will (w) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans (except to the extent of any accelerated vesting of benefits under a Company Pension Plan that may be required under Section 411(d)(3) of the Code), (y) limit or restrict the right of the Company or, after the consummation of the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement, Parent to merge, amend or terminate any of the Company Benefit Plans or (z) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

          (viii) All Company Non-U.S. Benefit Plans comply in all material respects with applicable local Law and any Non-U.S. Benefit Plans that are intended to qualify for special tax treatment under applicable Law so qualify. All Company Non-U.S. Benefit Plans are listed in Section 2.1(h)(viii) of the Company Disclosure Letter. The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Company Non-U.S. Benefit Plan. As of the date hereof, there is no pending or, to the knowledge of the Company, threatened material litigation relating to Company Non-U.S. Benefit Plans.

          (i) Compliance with Laws; Permits. Except as disclosed in the Recent Company Reports, the businesses and affairs of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any treaty, intergovernmental arrangement, multinational, national, federal, state, provincial or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, determination or arbitration award, of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect. Except as disclosed in the Recent Company Reports with respect to regulatory matters covered by Section 2.1(d)(i), the Company has not received notice of any investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries, and to the knowledge of the executive officers of the Company, no investigation is threatened, except for those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries each has all permits, licenses, franchises, orders and other authorizations, consents and approvals from Governmental Entities (“Permits”) necessary to conduct its business as presently conducted, except those the absence of which, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect.

          (j) Takeover Statutes and Rights Agreement.

          (i) No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (each, a "Takeover Statute”) is, or any anti-takeover provision in the bye-laws of the Company or Bermuda Limited immediately prior to the Effective Time will be, applicable to the Shares, the Bermuda Shares, the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement, or the Amalgamated Company or the Amalgamated Sub Company.

          (ii) The Company has not issued any Preference Shares pursuant to the Rights Agreement (as defined in Section 2.2(i)). No provision of the Rights Agreement, including the issuance of Preference Shares, will be triggered by the Amalgamation or the other transactions contemplated by this Agreement or the Amalgamation Agreement.

          (k) Environmental Matters. To the knowledge of the executive officers of the Company, except as disclosed in the Company Reports and except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries: (i) are and have been in substantial compliance with all applicable Environmental Laws; (ii) are not the subject of any written notice from any Governmental Entity alleging the violation of any applicable Environmental Laws that has not been remedied; and (iii) are not subject to any order, judgment or decree arising under any Environmental Law.

          For purposes of this Agreement, the term (i) “Environmental Law” means any applicable Law or Permit relating to (A) the protection of the environment, (including air, water, soil and natural resources) or (B) the use, storage, handling, release or disposal of Hazardous Substances, in each case as presently in effect, and (ii) “Hazardous Substance” means any substance that is listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and any derivative or by-products thereof.

          (l) Taxes. The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes (as defined below) that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or, to the knowledge of the executive officers of the Company, threatened in writing any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. Except as disclosed or provided for in the Company Reports, there are not, to the knowledge of the executive officers of the Company, any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and correct copies of the United States federal and state and United Kingdom income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2001 and 2002. The Company has made adequate provision, in accordance with GAAP, for all accrued and contingent liabilities for Taxes of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) as a transferee or successor, by Contract or otherwise. Neither the Company nor any of its Subsidiaries is doing business in or maintains a taxable presence in a jurisdiction in which it does not file income Tax Returns, and no claim has been made in writing by any Tax authority in such a jurisdiction that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction. To the knowledge of the executive officers of the Company, the Company is not, and has never been, a passive foreign investment company within the meaning of Section 1297 of the Code.

          For purposes of this Agreement, the term (i) “Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) includes all federal, state and local income, profits, franchise, gross receipts, environmental, customs duty, share capital, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

          (m) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of the executive officers of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Employees of the Company or any of its Subsidiaries. To the knowledge of the executive officers of the Company, as of the date hereof, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries, except for those the formation of which, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect.

          (n) Insurance. Section 2.1(n) of the Company Disclosure Letter sets forth a complete and correct list of all launch and in-orbit satellite insurance policies or binders of the Company and its Subsidiaries in effect as of the date hereof. True and complete copies of such insurance policies and binders have been delivered or made available to Parent. (i) All premiums due and payable in respect of each insurance policy to which the Company or any of its Subsidiaries is an insured (an “Insurance Policy”) have been paid and none of the Company and its Subsidiaries has given or received written notice from any insurer or agent of any intent to cancel any such Insurance Policy and (ii) none of the Company and its Subsidiaries has received written notice from any insurance company of any defects or inadequacies that are reasonably likely to adversely affect the insurability of, or to cause a material increase in the premiums for, insurance covering any of the Company and its Subsidiaries or any of their respective properties or assets that have not been cured or repaired to the satisfaction of the party issuing the notice.

          (o) Intellectual Property. (i) The Company and/or each of its Subsidiaries own or are licensed to use all material Intellectual Property used in or necessary for the conduct of their business as currently conducted; (ii) to the knowledge of the executive officers of the Company, the use of any Intellectual Property by the Company and its Subsidiaries does not infringe the Intellectual Property rights of any third party; (iii) to the knowledge of the executive officers of the Company, the Company and its Subsidiaries have taken reasonable steps to protect the material Intellectual Property owned by them; (iv) to the knowledge of the executive officers of the Company, no third party is challenging or infringing the Intellectual Property rights used by the Company and its Subsidiaries in the conduct of their business as currently conducted; and (v) to the knowledge of the executive officers of the Company, neither the Company nor any of its Subsidiaries has received any notice of a claim or threatened claim with respect to any Intellectual Property owned by the Company or any of its Subsidiaries, except, in each case, as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. For purposes of this Agreement, the term “Intellectual Property” means, in any jurisdiction world-wide, trademarks, service marks, brand names, domain names, trade dress and other indications of origin, the goodwill associated with the foregoing, and registrations and applications to register the foregoing, including any extension, modification or renewal of any such registration or application; domain names; patents, patent applications, inventions and discoveries and all continuations, continuations in part, divisionals, re-examinations, re-issues and similar rights relating thereto; know-how, trade secrets and other confidential and proprietary information; copyrights; registrations or applications for registration of copyrights and any renewals or extensions thereof; computer software and databases (including without limitation source code, object code and all related documentation); and all other intellectual property or proprietary rights recognized by Law.

          (p) Certain Satellite Matters.

          (i) Company Satellites.

     (A) Set forth in Section 2.1(p)(i) of the Company Disclosure Letter is a true and complete list, as of the date hereof, of each satellite owned by the Company or any of its Subsidiaries that is actually in orbit (each, except for such satellites that prior to the date of this Agreement have been decommissioned or suffered an actual or constructive total loss, a “Company Satellite”), listing by orbital location for each Company Satellite, as of the date hereof, the number and frequency band of useable transponders thereon. The Company has made available to Parent true and correct copies of the most recent “Health Status Reports” (each comprised of the Satellite Health Status Board, Redundancy Tables and Anomaly Summary) detailing spacecraft-related incidents and anomalies experienced by Company Satellites as of the dates of the documents contained in such “Health Status Reports”.

     (B) To the knowledge of the executive officers of the Company, there are no spacecraft-related incidents or anomalies experienced by any Company Satellite that are not disclosed in the “Health Status Reports” referred to in the immediately preceding sentence, except, in each case, for those that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect.

     (ii) Satellite Coordination.

     (A) ITU Frequency Registration. Set forth in Section 2.1(p)(ii)(A) of the Company Disclosure Letter is a list, by orbital location, of the frequency registrations at the International Telecommunications Union (the “ITU”) of each Company Satellite filed on behalf of the Company, or with respect to which the Company has contractual rights to use the frequency assignments covered thereby, including the identity of the sponsoring administration and the frequency bands covered (the “ITU Frequency Filings”). Except as otherwise covered by the intersystem coordination agreements referenced in subparagraph (B) below, as of the date of this Agreement and to the knowledge of the executive officers of the Company, there are no material and significant conflicting claims with respect to the Company’s rights to use the frequency assignments described in such ITU filings at any such orbital locations that reasonably would be expected to restrict or otherwise affect, in either case in a manner that would have a Company Material Adverse Effect, the Company’s ability to operate the Company Satellites on such frequency assignments at such locations in accordance with the Radio Regulations of the ITU.

     (B) Coordination Agreements. Set forth in Section 2.1(p)(ii)(A) of the Company Disclosure Letter is a list, as of the date hereof, of all ITU sponsoring administrations that entered into satellite intersystem coordination agreements relating to the Company Satellites or that signified their approval of such agreements. As of the date of this Agreement and to the knowledge of the executive officers of the Company, there are no conflicting claim(s) with respect to the Company’s rights to use the frequency assignment(s) described in such satellite intersystem coordination agreements that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect other than any such claims that are resolved by operation of the relevant coordination agreements. Section 2.1(p)(ii)(B) of the Company Disclosure Letter describes certain concession agreements that the Company and its Subsidiaries have entered into, as of the date hereof, with ITU sponsoring administrations that permit the Company to operate certain Company Satellites pursuant to ITU Frequency Filings of such administrations. As of the date of this Agreement and to the knowledge of the executive officers of the Company, there are no material and significant conflicting claim(s) with respect to the Company’s rights to use the frequency assignment(s) described in such concession agreements, other than any such claims as are resolved by operation of the relevant concession agreement.

          (iii) Company Ground Stations and Major Stations. Section 2.1(p)(iii) of the Company Disclosure Letter sets forth a list, as of the date hereof, of all material Telemetry, Tracking and Control (“TT&C”) and transmitting and/or receive teleport earth station facilities located on real property that is either owned in fee (the “Owned Real Property”) or leased (the “Leased Real Property”) by the Company or its Subsidiaries (together, the “Company Earth Stations”). No earth station facility other than a Company Earth Station provides TT&C for a

Company Satellite. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the material improvements to each Company Earth Station and all material items of equipment used in connection therewith are (A) in good operating condition and repair and are suitable for their intended purposes and (B) supported by a back-up generator capable of generating power sufficient to meet the requirements of the operations conducted at the Company Earth Station. To the knowledge of the executive officers of the Company, no other radio communications facility is causing objectionable interference to the transmissions from or the receipt of signals by any Company Satellite or Company Earth Station, except for any instances of interference that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have good title to the Owned Real Property and valid, binding and enforceable leasehold interests in the Leased Real Property, in each case free and clear of all Liens (as defined below), except Permitted Liens (as defined below). For purposes of this Agreement, the term (x) “Liens” means all liens, charges, encumbrances, security interests, options, rights of way, written agreements, mortgages or deeds of trust, rights of first refusal, easements, restrictive covenants, encroachments, survey defects or any other restrictions or third party rights and (y) “Permitted Liens” means the following Liens: (1) Liens for Taxes and general and special assessments not in default and payable without penalty and interest or which are being contested in good faith by appropriate proceedings; (2) Liens which, individually or in the aggregate, would not reasonably be expected to interfere with the conduct of the business of the Company or any of its Subsidiaries; (3) Liens disclosed in (A) the Notaries Deed Schiedermair, dated January 15, 2002 (Fuchsstadt), (B) ALTA Owner’s Policy, dated January 17, 2003, issued by Chicago Title Insurance Company, Policy No. 72106-385305, (C) ALTA Owner’s Policy, dated November 22, 2002, issued by Chicago Title Insurance Company, Policy No. 22035-142PK26, and (D) ALTA Owner’s Policy, dated November 25, 2002, issued by Title Guaranty of Hawaii, Inc., Policy No. G76-000359861; (4) Riverside County property is subject to an easement for an equestrian, pedestrian and non-motorized bicycle community trail created pursuant to that County of Riverside General Plan and Lakeview/Nuevo Area Plan; and (5) the Company or its Subsidiaries lease or license certain properties to third parties pursuant to lease and license agreements.

          (q) Contracts and Commitments. (i) As of the date of this Agreement, except as disclosed in the corresponding sub-section of Section 2.1(q)(i) of the Company Disclosure Letter or as filed as an exhibit to a Recent Company Report, neither the Company nor any of its Subsidiaries is a party to or bound by:

     (A) any lease of real or personal property, including leases for capacity on satellites, or series of related leases by the Company or its Subsidiaries from third parties, providing for annual payments of $5,000,000 or more;

     (B) any Contract or series of related Contracts for the provision of launch and related services for satellites, the purchase of materials, supplies, goods, services, equipment or other assets that provides for or is reasonably likely to require either (x) annual payments by the Company and its Subsidiaries of $5,000,000 or more or (y) aggregate payments by the Company and its Subsidiaries of $35,000,000 or more;

     (C) any Contract or series of related Contracts for the procurement of satellites, other than Company Satellites, pursuant to which the Company or any of its Subsidiaries has been required to deposit, in the aggregate, $10,000,000 or more;

     (D) any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company owns more than a 15% voting or economic interest (in each case other than any such interests that had a carrying value of less than $5,000,000 on the Company’s consolidated balance sheet as of the Audit Date unless pursuant to such Contract the Company and its Subsidiaries have a future funding obligation reasonably likely to require funding of $2,500,000 or more in the aggregate) (each, a “Joint Venture”);

     (E) any Contract (other than among direct or indirect wholly owned Subsidiaries of the Company) relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) each in excess of $10,000,000;

     (F) any Contract of a type required to be filed as an exhibit to Form F-1 under the Securities Act or Form 20-F, except for such Contracts as have been fully performed or terminated in accordance with the terms thereof and the parties thereto have no further rights or obligations thereunder;

     (G) any non-competition Contract or other Contract (other than intersystem coordination agreements entered into in the ordinary course of business consistent with past practices) that purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after giving effect to the Amalgamation and the Sub Amalgamation, the Amalgamated Company, the Amalgamated Sub Company, Parent or its Affiliates) may engage or services the Company or its Subsidiaries may provide, or locations in which any of them may engage in any business; and

     (H) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell any equity interests of any Person or other assets that have a fair market value or purchase price of at least $2,500,000. The Contracts described in clauses (A) through (H), and the Backlog Contracts relating to the top 50 customers in terms of contribution to the Backlog, together with all exhibits and schedules to such Contracts are the “Material Contracts”).

          (ii) A true and complete copy of each Material Contract (other than any Backlog Contract) has previously been made available to Parent. Each Material Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the knowledge of the officers of the Company, any other party thereto is in default or breach in any respect under the terms of any such Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the officers of the Company, none of the Company, any of its Subsidiaries nor any other party thereto is in default or breach of any Contracts other than Material Contracts to which the Company or any of its Subsidiaries is party, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (iii) The Company has previously provided to Parent a true and accurate copy of the Company’s schedule of expected future revenue under customer service agreements (the “Backlog”) as at May 31, 2004. The aggregate Backlog as at May 31, 2004 through December 31, 2006 (“2006 Backlog”) and aggregate Backlog as at May 31, 2004 for all periods (the “Total Backlog”) are set forth in Section 2.1(q) of the Company Disclosure Letter. The customer Contracts relating to Backlog are referred to herein as “Backlog Contracts.” Backlog Contracts relating to not less than 80% of the Total Backlog as at December 31, 2003 are non-cancelable by the customer (provided, however, that such Contracts may include Backlog Contracts relating to the provision, directly or indirectly, of services to the U.S. government as to which specific legal requirements relating to termination apply), and, other than Backlog Contracts relating to approximately 1% of Backlog as at December 31, 2003, all other Backlog Contracts are cancelable by the customer only upon payment of a fee or penalty by the customer. Section 2.1(q) of the Company Disclosure Letter sets forth a list of Contracts of customers that represent the 50 largest contributors to Backlog as of the date hereof. Except as would not, individually or in the aggregate, reduce 2006 Backlog or Total Backlog by more than 10%, the Backlog Contracts are valid and binding agreements of the Company or one of its Subsidiaries, as the case may be, and are in full force and effect, except for those that expire pursuant to their terms, and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the officers of the Company, any other party thereto is in default or breach in any respect under the terms of any such Backlog Contract, except to the extent that such defaults or breaches have been cured.

          (iv) Section 2.1(q)(iv) of the Company Disclosure Letter contains a true and accurate list of all entities to which Shares were allocated who have not signed each of the Privatization Documents as of the date hereof. The term "Privatization Documents” means (A) the Restructuring Agreement, dated as of July 17, 2001, among the International Telecommunications Satellite Organization, the Company, Intelsat (Bermuda), Ltd., Intelsat U.K., Ltd., Intelsat Services Corporation, Intelsat Holdings LLC, Intelsat LLC and the Signatories named on Schedule I and the Investing Entities named on Schedule II (the “Restructuring Agreement”) or a substantially similar agreement; provided, that the substantially similar agreement contains a waiver by the Signatory or Investing Entity party thereto substantially similar to the waiver set forth in Section 4.03 of the Restructuring Agreement, and (B) the Shareholders Agreement, dated as of July 18, 2001, among the Company and the Signatories named on Schedule I and the Investing Entities named on Schedule II.

          (r) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement, except that the Company has employed Morgan Stanley & Co. Incorporated and Merrill Lynch Pierce, Fenner & Smith Incorporated as its financial advisors, the arrangements with which have been disclosed to Parent prior to the date hereof.

          (s) Solvency. Immediately prior to the Effective Time, each of the Company and Bermuda Limited will be able to pay its liabilities as they become due, and the realizable value of the assets of each of the Company and Bermuda Limited will not be less than the aggregate of its respective liabilities and issued share capital, without giving effect to the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement (including, without limitation, the Financing).

          (t) No Other Representations and Warranties. Except for the representations and warranties contained in this Section 2.1, neither the Company nor any other Person makes any express or implied representation or warranty on behalf of the Company, and the Company hereby disclaims any representations, warranties or other statements made by itself or any of its direct or indirect directors, shareholders, Subsidiaries, Affiliates or Representatives (as defined below) with respect to the subject matter hereof. Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that neither Parent, Amalgamation Sub, Amalgamation Sub Two nor any of their respective direct or indirect directors, shareholders, Subsidiaries, Affiliates or Representatives is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Parent, Amalgamation Sub and Amalgamation Sub Two in Section 2.2. For purposes of this Agreement, the term “Representatives” of a specified Person means such Person’s officers, employees, agents, financial and legal advisors, consultants, accountants, other authorized representatives and all authorized representatives with respect thereto.

          2.2. Representations and Warranties of Parent, Amalgamation Sub and Amalgamation Sub Two . Except as set forth in the corresponding section of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement and attached as Annex B hereto (the “Parent Disclosure Letter”), Parent, Amalgamation Sub and Amalgamation Sub Two each hereby represents and warrants to the Company that:

          (a) Organization, Good Standing and Qualification. Each of Parent, Amalgamation Sub and Amalgamation Sub Two is a company duly organized, validly existing and in good standing under the laws of Bermuda and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority when taken together with all other such failures, has not impaired or delayed, and would not reasonably be expected to impair or delay, Parent’s, Amalgamation Sub’s or Amalgamation Sub Two’s ability to perform its obligations hereunder or would not reasonably be expected to have an Amalgamated Company Material Adverse Effect.

          As used in this Agreement, the term “Amalgamated Company Material Adverse Effect” means an effect, event or change that, individually or in the aggregate, (A) is materially adverse to the ability of Parent or any of its Subsidiaries to obtain the requisite financing for the transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement or (B) would prevent, render illegal, delay beyond the Termination

Date or materially impair the ability of the Parent or its Subsidiaries to consummate the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement. For purposes of all representations and warranties contained in this Section 2.2, the phrase “transactions contemplated by this Agreement” includes the Debt Financing and assumes that the Debt Financing obtained by Parent at the Closing will substantially be on the terms and conditions set forth in the Debt Financing Commitment Letters delivered to the Company by Parent pursuant to Section 2.1(j)(ii)).

          (b) Capitalization of Amalgamation Sub and Amalgamation Sub Two; Interim Operations of Amalgamation Sub and Amalgamation Sub Two.

          (i) The authorized share capital of Amalgamation Sub consists of 12,000 ordinary shares, par value $1.00 per share, all of which are issued and outstanding, duly authorized, validly issued, fully paid and non-assessable and there are no other securities of Amalgamation Sub authorized or issued and outstanding. The authorized share capital of Amalgamation Sub Two consists of 12,000 ordinary shares, par value $1.00 per share, all of which are issued and outstanding, duly authorized, validly issued, fully paid and non-assessable and there are no other securities of Amalgamation Sub Two authorized or issued and outstanding. All of the issued and outstanding share capital of Amalgamation Sub, except for directors’ qualifying shares, is owned by Parent free and clear of any lien, pledge, charge, security interest, claim or other encumbrance. All of the issued and outstanding share capital of Amalgamation Sub Two, except for directors’ qualifying shares, is owned by Amalgamation Sub free and clear of any lien, pledge, charge, security interest, claim or other encumbrance. There are no preemptive or other outstanding rights, options, warrants, conversion rights, share appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Amalgamation Sub, Amalgamation Sub Two, Amalgamated Company, Parent or any of their respective Subsidiaries or Affiliates to issue or to sell any shares or other securities of, or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Amalgamation Sub, Amalgamation Sub Two, the Amalgamated Sub Company or the Amalgamated Company, and no securities or obligation evidencing such rights are authorized, issued or outstanding.

          (ii) Each of Amalgamation Sub and Amalgamation Sub Two has not conducted any business and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Amalgamation Agreement, the Sub Amalgamation Agreement, and the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement.

          (c) Parent Capital Structure. The shares of capital stock of Parent which, at the Effective Time, will be held, in the aggregate, directly by partnerships or corporations and similar limited liability enterprises organized under the Laws of states adhering to or treated by the FCC as adhering to the World Trade Organization (“WTO”) Agreements (the “WTO Agreements”) will be 100 percent of total number of shares of capital stock of Parent issued and outstanding at the Effective Time. At the Effective Time, direct owners of the partnerships

(general and limited) and corporations or similar limited liability enterprises referenced in the preceding sentence which are citizens of or organized under the Laws of states adhering to or treated by the FCC as adhering to the WTO Agreements, indirectly will hold at least 80 percent of the total number of shares of capital stock of Parent issued and outstanding at the Effective Time.

          (d) Corporate Authority. No vote of holders of capital stock or other equity interests of Parent is necessary to approve this Agreement, the Amalgamation Agreement, the Sub Amalgamation Agreement or the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement. Each of Parent, Amalgamation Sub and Amalgamation Sub Two has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its respective obligations under this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement and to consummate the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement. This Agreement is a valid and binding agreement of Parent, Amalgamation Sub and Amalgamation Sub Two, enforceable against each of Parent, Amalgamation Sub and Amalgamation Sub Two in accordance with its terms. The Amalgamation Agreement is a valid and binding agreement of Amalgamation Sub, enforceable against Amalgamation Sub in accordance with its terms. The Sub Amalgamation Agreement is a valid and binding agreement of Amalgamation Sub Two, enforceable against Amalgamation Sub Two in accordance with its terms.

          (e) Governmental Filings; No Violations; Etc.

          (i) Other than the filings, consents, licenses and/or notices as may be required to be made or obtained (A) pursuant to Section 1.3 or under Bermuda Law, (B) under the HSR Act, the Securities Act and the Exchange Act, (C) required to be made with the FCC, including the Network Security Agreements, (D) under state securities, takeover and “blue sky” laws, (E) from CFIUS under Exon-Florio, (F) under AECA or ITAR, (G) under the regulations administered by OFAC, (H) from the United States Department of Defense or any cognizant security agency responsible for or having oversight of a Contract binding upon the Company or any of its Subsidiaries, (I) to the European Commission under the EC Merger Regulation or (J) in connection with the those listed in Section 2.2(e)(i) of the Parent Disclosure Letter (each of the items described in clauses (A) — (J), but excluding those in clause (J) the failure to make or obtain which would not reasonably be expected to have, a Company Material Adverse Effect or an Amalgamated Company Material Adverse Effect, the “Required Parent Consents”), no notices, reports or other filings are required to be made by Parent, Amalgamation Sub or Amalgamation Sub Two with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent, Amalgamation Sub or Amalgamation Sub Two from, any Governmental Entity in connection with the execution and delivery of this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement by Parent, Amalgamation Sub and Amalgamation Sub Two, as applicable, and the consummation by Parent, Amalgamation Sub and Amalgamation Sub Two of the Amalgamation or the Sub Amalgamation, the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement, except those the failure to make or obtain which, individually or in the aggregate, would not reasonably be expected to have an Amalgamated Company Material Adverse Effect.

          (ii) The execution, delivery and performance of this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement by each of Parent, Amalgamation Sub and Amalgamation Sub Two, as the case may be, do not, and the consummation by Parent, Amalgamation Sub and Amalgamation Sub Two of the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement, as the case may be, will not, constitute or result in (A) a breach or violation of, or a default under, the memoranda of association, certificates of incorporation, charters, by-laws, bye-laws or other comparable governing instruments of Parent, Amalgamation Sub, or Amalgamation Sub Two or any of their Affiliates or (B) a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Affiliates (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Affiliates or any Laws or permit or license to which Parent or any of its Affiliates is subject, except, in the case of clause (B) above, for any breaches, violations, terminations, defaults, accelerations or creations that, individually or in the aggregate, would not reasonably be expected to have an Amalgamated Company Material Adverse Effect.

          (iii) Each of Parent, Amalgamation Sub and Amalgamation Sub Two is legally, financially and otherwise qualified under all applicable Laws to own the FCC licensee of and to own the entity that owns and operates the Company Satellites and to perform its obligations hereunder. To Parent’s knowledge, no fact or circumstance exists relating to the qualifications of Parent or any foreign qualifications of Parent that (A) has prevented or delayed, or would reasonably be expected to prevent or delay, the FCC from granting approval or (B) has prevented or delayed, or would reasonably be expected to prevent or delay, or otherwise disqualify Parent as owner of the licensee, or of the owner, operator or transferee of any Company Satellite in any foreign jurisdiction, or (C) would cause the FCC to impose a condition or conditions that, individually or in the aggregate, would reasonably be expected to have an Amalgamated Company Material Adverse Effect. Except with respect to securing approval for or determination relating to the foreign ownership of Parent pursuant to Section 3.10(b) of the Communications Act of 1934, no waiver of any FCC rule or policy that would delay beyond the Termination Date FCC approval is necessary to be obtained for the grant of the applications to obtain all required approvals of the FCC in connection with the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement (“Transfer Applications”), nor will processing pursuant to any exception to a rule of general applicability be requested or required in connection with the consummation of the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement.

          (iv) Each of Parent, Amalgamation Sub and Amalgamation Sub Two is legally, financially and otherwise qualified under all applicable Laws to own all Subsidiaries of the Company that are party to Contracts with a Governmental Entity of the United States of America or any political subdivision thereof. Each of Parent, Amalgamation Sub and

Amalgamation Sub Two knows of no fact that would, under applicable Law, disqualify such Parent, Amalgamation Sub or Amalgamation Sub Two from owning any Subsidiary of the Company that is party to any such Contract with a Governmental Entity of the United States of America or any political subdivision thereof.

          (f) Litigation and Liabilities. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or Affiliates or obligations or liabilities of Parent or any of its Subsidiaries or Affiliates, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, except for those that, individually or in the aggregate, would not reasonably be expected to have an Amalgamated Company Material Adverse Effect.

          (g) Compliance with Laws; Permits. Except with respect to regulatory matters covered by Sections 2.2(e)(i), (iii) and (iv), no investigation or review by any Governmental Entity with respect to Parent or any of its Affiliates is pending or, to the knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same, which, individually or in the aggregate, would reasonably be expected to have an Amalgamated Company Material Adverse Effect.

          (h) Takeover Statutes. No Takeover Statute or any anti-takeover provision in the memoranda of association, certificates of incorporation, charters, by-laws, bye-laws or other comparable governing instruments of Parent, Amalgamation Sub or Amalgamated Sub Two is or will be applicable to the shares of Amalgamation Sub or Amalgamation Sub Two, the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement, the Sub Amalgamation Agreement, the Amalgamated Company or the Amalgamated Sub Company.

          (i) Ownership of Shares; Rule 13e-3 Matters. Except, if relevant, in connection with the Voting Agreement, neither Parent nor any of its Subsidiaries “Beneficially Owns” or is the “Beneficial Owner” of (as such terms are defined in the Member Protection Rights Agreement, dated as of July 18, 2001, between the Company and The Bank of New York, as Rights Agent, as amended (the “Rights Agreement”)) any Shares. Neither Parent nor Amalgamation Sub or any of their Affiliates is an “affiliate” of the Company or any of its Subsidiaries within the meaning of Rule 13e-3 under the Exchange Act. Neither Parent nor any of its Subsidiaries is a member of the Company.

          (j) Available Funds. (i) Parent has received, accepted and agreed to one or more valid and binding commitment letters from certain lenders (together, the “Debt Financing Commitment Letters”), committing them to provide Parent (or Affiliates of Parent) with debt-financing, subject to the terms and conditions set forth therein (the “Debt Financing”).

          (ii) Parent has, or will have available to it at the Closing, cash equity (“Cash Equity”) which, together with the Debt Financing, assuming the Debt Financing is funded in accordance with its terms (collectively, the “Financing”), will be used by Parent to satisfy, and will be sufficient to satisfy, all obligations of Parent in connection with the Amalgamation and the other transactions contemplated by this Agreement and the Amalgamation Agreement

(including, without limitation, all fees and expenses to be paid as a condition to the consummation of the Financing). Parent has received, accepted and agreed to one or more valid and binding commitment letters from certain Persons (together, the “Equity Financing Commitment Letters” and, together with the Debt Financing Commitment Letters, the “Commitment Letters”), committing them to provide to Parent (or Affiliates of Parent) the Cash Equity, subject to the terms and conditions set forth therein. True and complete copies of the executed Debt Financing Commitment Letters and Equity Financing Commitment Letters have been provided to the Company on or prior to the date hereof and are attached hereto as Annex C and Annex D, respectively.

          (iii) As of the date hereof, the Commitment Letters delivered to the Company are in full force and effect. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or failure to satisfy a condition precedent on the part of Parent under the Commitment Letters that has not been waived or remedied to the satisfaction of the lenders under the Commitment Letters, within 30 days of the date of occurrence of such breach or failure to satisfy a condition precedent. Parent has fully paid any and all commitment fees or other fees on the dates and to the extent required by the Commitment Letters.

          (k) Solvency. Assuming the truth and accuracy of the representation set forth in Section 2.1(s) and based on the financial projections provided prior to the date hereof by the Company or its Representatives to Parent, at the Effective Time and immediately following the Effective Time, each of Parent and, assuming that each of the Company and Bermuda Limited was able to do so immediately prior to the Effective Time, each of the Amalgamated Company and the Amalgamated Sub Company will be, able to pay its respective liabilities as they become due and the realizable value of the assets of each of the Amalgamated Company and the Amalgamated Sub Company will not be less than the aggregate of its respective liabilities and issued share capital.

          (l) Brokers and Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement with respect to which the Company or any of its Subsidiaries would have any liability prior to the Effective Time.

          (m) No Other Representations and Warranties; Independent Investigation. (i) Except for the representations and warranties contained in this Section 2.2, neither Parent nor any other Person makes any express or implied representation or warranty on behalf of Parent, Amalgamation Sub or Amalgamation Sub Two and Parent, Amalgamation Sub and Amalgamation Sub Two each hereby disclaims any representations, warranties or other statements made by itself or any of its respective direct or indirect directors, shareholders, Subsidiaries, Affiliates or Representatives, with respect to the subject matter hereof. Notwithstanding anything contained in this Agreement to the contrary, each of Parent, Amalgamation Sub and Amalgamation Sub Two acknowledges and agrees that neither the Company nor its direct or indirect directors, shareholders, Subsidiaries, Affiliates or

Representatives, is making or has made any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Section 2.1.

          (ii) No party nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding such party or any of its Subsidiaries or any other Person or the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement not expressly set forth in this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement, and no party, its Affiliates or any Representative or other Person will have, or be subject to, any liability to any party or any other Person resulting from the distribution to any party or its respective Representatives or its use of any such information, including, without limitation, any confidential memoranda distributed on behalf of the Company relating to the Company or any of its Subsidiaries or Affiliates or other publications or data room information provided to Parent, Amalgamation Sub or Amalgamation Sub Two or their Representatives, or any other documents or information in any form provided to Parent, Amalgamation Sub or Amalgamation Sub Two or their Representatives in connection with the sale of the Company and its Subsidiaries and the Amalgamation, the Sub Amalgamation and other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement and any information provided by Parent or any of its Representatives. Each of Parent, Amalgamation Sub and Amalgamation Sub Two acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its Subsidiaries and their businesses and operations. In connection with Parent’s, Amalgamation Sub’s and Amalgamation Sub Two’s investigation of the Company and its Subsidiaries and their businesses and operations, Parent, Amalgamation Sub and Amalgamation Sub Two and their Representatives have received from the Company or its Representatives certain projections and other forecasts for the Company and its Subsidiaries and certain estimates, plans and budget information. Parent, Amalgamation Sub and Amalgamation Sub Two acknowledge and agree that (A) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets, (B) Parent, Amalgamation Sub and Amalgamation Sub Two are familiar with such uncertainties, (C) Parent, Amalgamation Sub and Amalgamation Sub Two are taking full responsibility for making their own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to Parent, Amalgamation Sub or Amalgamation Sub Two or their Representatives, and (D) Parent, Amalgamation Sub and Amalgamation Sub Two will not (and will cause all of their Subsidiaries and other Affiliates and all other Persons and Representatives acting on their behalf not to) assert any claims or cause of action against the Company or its shareholders or Subsidiaries, or any of the Company’s direct or indirect directors, shareholders, Subsidiaries, Affiliates, or Representatives, or hold any such other Person liable with respect thereto. Notwithstanding any of the foregoing, nothing herein shall limit the liability of the Company or any Person for fraud.

ARTICLE III

Covenants

          3.1. Interim Operations . Except as (A) Parent shall otherwise permit in writing pursuant to the last sentence of this Section 3.1, (B) set forth in Section 3.1 of the Company

Disclosure Letter or (C) otherwise expressly contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement, the Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time:

          (a) the business of the Company and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, the Company shall and shall cause its Subsidiaries to use its reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

          (b) it shall not (i) issue, sell, pledge, dispose of or encumber any share capital owned by it in any of its Subsidiaries, except as permitted pursuant to Section 7.02 of the US$800,000,000 Credit Agreement (the “Existing Credit Agreement”) dated as of December 17, 2003 among the Company, the lenders party thereto and Citicorp North America, Inc., as administrative agent (a “Permitted Temporary Share Lien”), provided that if any Permitted Temporary Share Lien is incurred, it shall cause such Permitted Temporary Share Lien to be released and discharged in full prior to the Closing (the condition in this proviso not to be effective until the Repayment Time); (ii) amend its memorandum of association or bye-laws or amend or modify the Rights Agreement; (iii) split, consolidate, combine or reclassify its issued and outstanding share capital; (iv) declare, set aside or pay any dividend payable in cash, shares or property in respect of any share capital other than dividends payable from its direct or indirect Subsidiaries to the Company or any of its Subsidiaries, provided that if any dividends other than dividends payable in cash from its direct or indirect wholly owned Subsidiaries to the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice are paid, it shall cause such dividends to be repaid prior to the Closing (the condition in this proviso not to be effective until the Repayment Time); or (v) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any indebtedness for borrowed money of the Company or any of its Subsidiaries, or any share capital or any securities convertible into or exchangeable or exercisable for any share capital, other than from the Company or any Subsidiary (a “Permitted Repurchase”), provided that, prior to the Closing, it shall cause any such indebtedness for borrowed money, share capital or securities the subject of such Permitted Repurchase to be transferred back to the party that transferred it in the Permitted Repurchase for the same consideration, if any, paid in the Permitted Repurchase. The term “Repayment Time” means the time of repayment of all amounts owing under, and termination of, the Existing Credit Agreement, which Existing Credit Agreement the Company covenants to repay and terminate as provided at the end of this Section 3.1;

          (c) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any share capital of any class or any other property or assets (other than Shares issuable pursuant to options and other share-based awards outstanding on the date hereof under the Share Plans or any other Company Benefit Plans and other than as permitted pursuant to Section 7.02 of the Existing Credit Agreement (a “Permitted Temporary Securities Related Lien”), provided that if any Permitted Temporary Securities Related Lien is incurred, it shall cause such Permitted Temporary Securities Related Lien to be released and discharged in full prior to the Closing (the condition in this proviso not to be effective until the Repayment Time)); (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including share capital of any of its Subsidiaries) other than (x) leases of capacity on satellites in the ordinary course of business consistent with past practice or (y) any such dispositions as are both in the ordinary and usual course of business and that do not have a fair market value in excess of $5 million individually or $25 million in the aggregate, other than intercompany transfers that are in the ordinary and usual course of business and consistent with past practice or (z) as permitted pursuant to Section 7.02 of the Existing Credit Agreement (a “Permitted Temporary Property Lien”), provided that if any Permitted Temporary Property Lien is incurred, it shall cause any such Permitted Temporary Property Lien to be released and discharged in full prior to the Closing (the condition in this proviso not to be effective until the Repayment Time); (iii) incur, assume or modify any material liability, other than in the ordinary course of business and consistent with past practice or incur, assume, guarantee or modify any indebtedness for borrowed money except in respect of indebtedness for borrowed money owed to the Company or any of the Subsidiaries by a Subsidiary of the Company or any guarantee by any Subsidiary of the Company of indebtedness of the Company or any Subsidiary of the Company, provided that if any such indebtedness or guarantee is incurred or assumed, it is discharged in full prior to the Closing (the condition in this proviso not to be effective until the Repayment Time); or (iv) (A) make or authorize or commit for any capital expenditures other than in the ordinary and usual course of business consistent with the Capital Expenditures Budget, or (B) otherwise make any material acquisition (including by way of merger or any other similar transaction) of, loan, advance or capital contributions to, or investment in, assets or shares of or other interest in, any other Person or entity in excess of $5 million individually or $25 million in the aggregate;

          (d) neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend, accelerate the vesting of benefits under or otherwise modify, any Company Benefit Plans or increase the salary, wage, bonus (including any retention bonus) or other compensation of any employees, officers or directors or terminate the employment of a participant in either of the Change in Control Severance Program or the Change in Control Retention and Severance Program, except for (i) the payment of regular short term annual bonus awards under existing plans based on actual performance for measurement periods in effect as of the date hereof in the ordinary and usual course of business consistent with past practice (provided that (A) the aggregate amount of such non-sales incentive payments shall not exceed the maximum amount contemplated, as of January 1, 2004, to be paid pursuant to such plan, which shall in no event exceed $14 million, and shall only be paid if all applicable targets are met in accordance with the terms of such plan (with no waivers, amendments, adjustments for non-recurring charges or deferrals or other adjustments of targets) and (B) in no event shall any performance targets be waived or shall discretion to pay a bonus with respect to a program under which performance targets have not been met be exercised (and there shall be no waivers, amendments, adjustments for non-occurring charges or deferrals or other adjustments of targets)) and (ii) increases in annual base salary for non-officer employees occurring in the ordinary and usual course of business consistent with past practice (which shall include normal periodic performance reviews and related increases in annual base salary);

          (e) neither it nor any of its Subsidiaries shall settle or compromise any material claims or litigation or modify, amend or terminate in any material manner any Material Contract or waive, release or assign any material rights or claims under any Material Contract, in each case other than with respect to a Material Contract that is a Backlog Contract so long as the net present value of the reduction in Backlog arising out of any such amendment, modification or termination does not exceed $10,000,000 (the parties acknowledging that any reduction of Backlog under one Backlog Contract that is being offset by an increase of Backlog under another Backlog Contract(s) with the same customer or its Affiliate shall be considered on an aggregate basis);

          (f) it and its Subsidiaries shall use their reasonable best efforts to prevent any satellite launch or in-orbit insurance policy of the Company or its Subsidiaries from being cancelled or terminated prior to the scheduled end of its term;

          (g) neither it nor any of its Subsidiaries shall knowingly take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect, except with respect to the incurrence or existence of a lien, pledge, security interest, claim or other encumbrance, as permitted pursuant to Section 7.02 of the Existing Credit Agreement (a “Permitted Temporary Lien”), provided that if any Permitted Temporary Lien is incurred or exists it shall cause any such Permitted Temporary Lien to be released and discharged in full prior to the Closing (the condition in this proviso not to be effective until the Repayment Time);

          (h) neither it nor any of its Subsidiaries shall enter into any Joint Venture or form any other new Joint Venture or materially amend or modify any such Joint Venture;

          (i) neither it nor any of its Subsidiaries shall permit any change in its credit practices or accounting principles, policies or practice, except as required by any applicable Law or GAAP (in which event prior notice shall be given to Parent) and except, in the case of credit practices, changes in the ordinary course of business;

          (j) neither it nor any of its Subsidiaries shall (i) enter into any material lease of real property or assign, terminate or amend in any material respect the lease agreement related to Intelsat Global Service Corporation’s Washington, D.C. corporate headquarters building or the Clarksburg, Maryland TT&C facilities; or (ii) other than intersystem coordination agreements entered into in the ordinary course of business consistent with past practice, enter into any agreement restricting the right of it or any of its Subsidiaries to compete in any way with any other Person;

          (k) neither it nor any of its Subsidiaries shall make, change or revoke any Tax election, enter into any closing agreement, settle or compromise any Tax claims, audits or disputes, or, other than in the ordinary course of business consistent with past practice, file any claim for a refund of Taxes or file any amended Tax Returns;

          (l) the Company and its Subsidiaries shall continue to maintain and, to the extent necessary, pursue coordination or negotiation of its frequency registrations, ITU filings and intersystem coordination agreements in the ordinary and usual course;

          (m) the Company shall continue to use its reasonable best efforts (i) to pursue such extensions of its special temporary authority to provide “additional services” (as such term is defined in the Open-Market Reorganization for the Betterment of International Telecommunications Act, Pub. L. No. 106-180, 114 Stat. 48 (2000), as amended, Pub. L. No.

107-233, 116 Stat. 1480 (2002), as amended, Pub. L. No. 108-228, 118 Stat. 644 (2004) or any similar successor law, rule, policy or provision (the “ORBIT Act”)) to former customers of Loral SpaceCom Corporation and Loral Satellite Inc. as are necessary to provide such “additional services,” and (ii) to pursue issuance of a Final Order (as defined in Section 4.2(g)) from the FCC holding that the Company is fully qualified under the ORBIT Act and other applicable Laws to provide “additional services” without having to conduct the IPO (as defined in Section 3.14);

          (n) the Company shall not settle or satisfy any of its obligations under the Comsat General Transaction Agreement other than in cash (and not in Shares or in the form of any other equity of the Company or any of its Subsidiaries);

          (o) the Company shall provide copies of any correspondence, filings or similar materials sent to or filed with any Governmental Entity pertaining to compliance with its obligations under the ORBIT Act (including the IPO, if any) to Parent and shall, if applicable, provide Parent the opportunity to review and comment prior to sending any such correspondence or filing any such materials with any Governmental Entity;

          (p) neither it nor any of its Subsidiaries shall take any actions that if taken prior to the date hereof would constitute or result in a breach of clauses (4), (12) or (14) of Section 2.1(f);

          (q) if it or any of its Subsidiaries incurs any lien, pledge, security interest, claim or other encumbrance that if incurred prior to the date hereof would constitute or result in a breach of clause (15) of Section 2.1(f), it shall cause such lien, pledge, security interest, claim or other encumbrance to be released and discharged in full prior to the Closing, provided that this covenant shall not be effective until the Repayment Time;

          (r) the Company may issue, in accordance with the Rights Agreement, one Right (as defined in the Rights Agreement) with each Share issued in the IPO (as defined in Section 3.14) in the event that the Company consummates the IPO; and

          (s) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

          The Company agrees to the covenants set forth as Item 3.1A in Section 3.1 of the Company Disclosure Letter.

          The Company covenants and agrees to cause the Existing Credit Agreement to be repaid and terminated immediately prior to Closing.

          In the event the Company seeks permission to act (or to fail to act) other than as provided in this Section 3.1, Parent shall not withhold or delay such permission unreasonably (Parent shall be able to take into account the financial and business interests of Parent and its shareholders following the Effective Time, and their interests in seeking to consummate the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement).

          3.2. Acquisition Proposals .

          (a) The Company shall not, and shall cause its Subsidiaries and every director, officer or Representative of the Company or any of its Subsidiaries, agents or representatives not to, directly or indirectly, (i) initiate, solicit or facilitate any inquiries with respect to, or the making of, an Acquisition Proposal, (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, (iii) approve or recommend or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal or propose publicly or agree to do any of the foregoing relating to any Acquisition Proposal.

          (b) Nothing contained in this Agreement shall prevent the Company or the Board of Directors of the Company from complying with its obligations under applicable Law with respect to disclosure of information to holders of Shares in regard to an Acquisition Proposal that has been received by the Company; provided, however, that notwithstanding the foregoing, any such disclosure which has the effect of (i) withdrawing, modifying or qualifying in a manner adverse to Parent the approval of this Agreement or the other matters comprising the Company Shareholder Approval by the Board of Directors of the Company or the recommendation of the Board of Directors of the Company to holders of Shares to approve this Agreement and the Amalgamation Agreement and the other matters comprising the Company Shareholder Approval shall be deemed to be a withdrawal or adverse modification or qualification of such recommendation and (ii) recommending or approving any Acquisition Proposal shall be deemed to be a recommendation or approval thereof.

          (c) Section 3.2(a) notwithstanding, the Company may at any time prior to, but not after, the Company Shareholder Approval has been received, (i) provide information in response to a request therefor by, or engage in any negotiations or discussions with, a Person who has made an unsolicited bona fide written Acquisition Proposal that is made after the date of this Agreement that is not procured in violation of Section 3.2(a) if the Board of Directors of the Company receives from such Person an executed confidentiality agreement on customary terms no less favorable to the Company than the Confidentiality Agreement, dated March 29, 2004, between Parent and Apollo Management V, L.P. (the “Confidentiality Agreement”) excluding any standstill provisions thereof; or (ii) recommend such an unsolicited bona fide written Acquisition Proposal to the holders of Shares, if and only to the extent that, (1) in each such case referred to in clause (i) or (ii) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable Law, (2) in the case of clause (i) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel and outside financial advisors that such Acquisition Proposal is a Superior Proposal, or is reasonably likely to result in a Superior Proposal; and (3) in the case of clause (ii) above, (A) the Board of Directors of the Company determines in good faith after consultation with outside legal counsel and outside financial advisors that such Acquisition Proposal (in the form, other than immaterial changes, that was the subject of the Superior Proposal Notice, as defined below) constitutes a Superior Proposal, (B) Parent shall have received written notice (the “Superior Proposal Notice”) of the Company’s intention to take the action referred to in clause (ii) at least three business days prior to the taking of such action by the Company (the “Waiting Period”) and (C) at the expiration of the Waiting Period the Board of Directors of the Company continues to believe after consultation with outside legal counsel and outside financial advisors and after taking into account any modifications to the terms of the transaction contemplated by this Agreement that are proposed by Parent (and taking into account whether such modifications are proposed in a legally binding offer) after its receipt of the Superior Proposal Notice (with respect to which modifications the Company and Parent shall endeavor to negotiate in good faith), that such Acquisition Proposal continues to constitute a Superior Proposal.

          (d) The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than the parties hereto) conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will promptly inform the officers, directors and Representatives of the Company and its Subsidiaries of the obligations undertaken in this Section 3.2. The Company also agrees promptly, but in any event, within two business days after the date of this Agreement, to request the return or destruction of all confidential information and materials provided to any Person (other than the parties hereto) since January 1, 2004 for the purpose of its or their consideration of making a proposal or engaging in a transaction with the Company of a type that would be an Acquisition Proposal if made after the date hereof.

          (e) From and after the execution of this Agreement, the Company shall promptly, orally notify Parent of any request for information or any inquiries, proposals or offers relating to an Acquisition Proposal (which shall include any Acquisition Proposal made prior to the date hereof only if the Person who made such proposal or offer makes known to the Company or its Representatives, or publicly discloses, that such Person remains interested in pursuing such proposal or offer after the date hereof), indicating, in connection with such notice, the name of such Person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers and the Company shall provide to Parent written notice of any such inquiry, proposal or offer within 24 hours of such event. The Company shall keep Parent informed orally on a reasonably current basis of the status of any Acquisition Proposal of the types referred to in the immediately preceding sentence, including with respect to the status and terms of any such proposal or offer and whether any such proposal or offer has been withdrawn or rejected and the Company shall provide to Parent written notice of any such material developments within 24 hours. The Company also agrees to provide any non-ministerial information to Parent that it is providing to another Person pursuant to Section 3.2(c) at substantially the same time it provides such information to such other Person, unless Parent has already been provided such information. The Company acknowledges that with respect to the parties hereto, all provisions relating to the type of activities specified in clauses 8(i) through (vi) of the Confidentiality Agreement are hereby waived.

          (f) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 3.2 by any officer or director of the Company or any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 3.2 by the Company.

          (g) Notwithstanding anything to the contrary contained herein, this Agreement and the Amalgamation Agreement shall be submitted to the holders of Shares for the purposes of considering and if thought fit approving this Agreement and the Amalgamation Agreement, regardless of the recommendation or any change in the recommendation of the Board of Directors of the Company with respect thereto.

          (h) For purposes of this Agreement, the term (i) “Acquisition Proposal” means any proposal or offer, other than one made by Parent or any of its affiliates, with respect to (1) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, amalgamation or similar transaction involving the Company, (2) any acquisition (whether direct or beneficial) purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 10% voting or economic interest in the Company, or (3) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 10% of the consolidated assets of the Company and its Subsidiaries taken as a whole (including stock of the Subsidiaries of the Company, and (ii) “Superior Proposal” means a bona fide written Acquisition Proposal (except that references in the definition of “Acquisition Proposal” to “10%” shall be replaced by “50%”) made by a Person or group (other than a party hereto) that the Board of Directors of the Company (after consultation with its outside financial advisor and outside counsel) in good faith concludes, taking into account all legal, financial, regulatory and other aspects of the proposal (including the timing of consummation) and the likelihood of obtaining financing and satisfying other conditions (A) is reasonably likely to be consummated in accordance with its terms and (B) if consummated, result in a transaction more favorable to the holders of Shares from a financial point of view than the transaction contemplated by this Agreement and the Amalgamation Agreement (after giving due consideration to any modifications or improvements to the terms of the transaction contemplated by this Agreement that are proposed by Parent (and taking into account whether such modifications or improvements are proposed in a legally binding offer)).

          3.3. Information Supplied .

          (a) The Company shall prepare the proxy statement (the “Proxy Statement”) as promptly as practicable and shall use its reasonable best efforts to mail the Proxy Statement to the holders of the Shares as promptly as practicable.

          (b) The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing of the Proxy Statement and at the time of the Shareholders Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and will provide sufficient information and advice to enable the holders of the Shares to reach a properly informed decision.

          3.4. Shareholders Meeting .

          (a) The Company will use its reasonable best efforts to take, in accordance with applicable Law and its bye-laws, all action necessary to convene a meeting of the holders of the Shares (as adjourned or postponed in accordance with applicable Law and the Company’s bye-laws, the “Shareholders Meeting”) as promptly as reasonably practicable to consider and vote upon the matters subject to Company Shareholder Approval.

          (b) Subject to Section 3.2(c), the Company’s Board of Directors shall recommend the matters subject to Company Shareholder Approval and shall take all lawful action to solicit those approvals and not withdraw, or modify or qualify in a manner adverse to Parent, any such recommendation, unless a Superior Proposal shall have been made and as a result thereof the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that ceasing such solicitation and/or such withdrawal, modification or qualification is necessary for its directors to comply with their respective fiduciary duties under applicable Law.

          3.5. Filings; Other Actions; Notification .

          (a) FCC Filings. The Company and Parent shall cooperate with one another in filing the Transfer Applications, in making any other FCC filings necessary in connection with the Transfer Applications or otherwise appropriate and in vigorously prosecuting the Transfer Applications. The Company and Parent shall make such filings as promptly as practicable and in any event within 15 business days after the date of this Agreement. The Company and Parent also shall comply at the earliest practicable date with any request from the FCC for additional information, documents or other materials. Parent shall consent to any conditions requested or imposed by the FCC to facilitate the FCC’s approval of the Transfer Applications or necessary to resolve any objections that may be asserted by the FCC to the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement, unless such conditions would reasonably be expected to have a Company Material Adverse Effect. If any administrative or judicial action or proceeding is initiated (or threatened to be initiated) challenging the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement as violative of any Law, the Company and Parent shall contest and resist any such action, and take all actions to have vacated, lifted, reversed or overturned any decree, judgment, injunction, ruling, decision, finding or other order (whether temporary, preliminary or permanent) until such time as a final, non-appealable order has been entered.

          (b) Other Filings. The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable on its part under this Agreement, the Amalgamation Agreement, the Sub Amalgamation Agreement and applicable Laws to consummate and make effective the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all other necessary notices, reports and other filings with and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Amalgamation, the Sub Amalgamation and any of the other transactions contemplated by this

Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement (including, without limitation, (x) those referred to in Sections 2.1(d)(i) and 2.2(e)(i) and (y) all voluntary filings and other disclosures in respect of the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement with CFIUS under Exon-Florio. The Company and Parent shall make all required filings under the HSR Act as promptly as practicable and in any event within 30 days after the date of this Agreement and all other filings (other than the Transfer Applications and all required filings under the HSR Act) as promptly as practicable after the date of this Agreement. Subject to applicable Laws relating to the sharing of information, Parent and the Company shall cooperate with each other in connection with the making of all filings or submissions to any Governmental Entity, including, without limitation, the FCC, (including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to consider in good faith all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Entity with respect to any such filing or submission. Parent and the Company shall have the right to review in advance, and each shall consult the other on, all the information relating to Parent and its Subsidiaries, or the Company and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Person and/or any Governmental Entity in connection with the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement (including the Proxy Statement). Subject to applicable Law, each of Parent and the Company shall promptly notify and provide a copy to the other party of any written communication received from any Governmental Entity with respect to any filing or submission or with respect to the Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement (including the Proxy Statement). Each of Parent and the Company shall give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filing or any such transaction. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable. The parties shall negotiate in good faith with the appropriate Governmental Entities with respect to the entry into the Network Security Agreements. Parent agrees to accept any conditions imposed by such Governmental Entities in connection with the Network Security Agreements provided that such conditions would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          (c) Cooperation. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, their respective directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement.

          (d) Notification. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Amalgamation, the Sub Amalgamation and all other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Affiliates, from any third party and/or any Governmental Entity with respect to such transactions.

          (e) Meetings. Subject to applicable Law, neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any meeting with the FCC or any Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition laws (“Government Antitrust Entity”) in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by the FCC or such Government Antitrust Entity, as appropriate, gives the other party the opportunity to attend and participate.

          (f) Other Actions. Without limiting the generality of the undertakings pursuant to this Section 3.5, each of the Company and Parent agree to take or cause to be taken the following actions: (i) the prompt provision to each and every federal, state or local court or any Government Antitrust Entity of non-privileged information and documents requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement; and (ii) the prompt use of its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement.

          (g) Limitation on Company Actions. Notwithstanding anything else to the contrary in this Agreement, the Company and its Subsidiaries shall not, without Parent’s prior written consent, and Parent shall not be required to, offer or agree to any restriction, divestiture or similar action except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the Amalgamated Company following consummation of the Amalgamation.

          3.6. Access . Subject to applicable Law relating to the sharing of information (including, without limitation, the U.S. International Traffic in Arms Regulations), upon reasonable notice, and except as may otherwise be required by applicable Law, the Company and Parent (to the extent related to the Amalgamated Company) shall (and shall cause its Subsidiaries to) afford the other’s Representatives and the Solvency Expert (as defined in Section 4.1(f)) reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, management, contracts and records and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 3.6 shall affect or be deemed to modify any representation or warranty made by the Company or Parent, as the case may be, and provided, further, that the foregoing shall not require the Company or Parent (i) to permit any inspection, or to disclose any information, that in its reasonable judgment would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if it shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged legal advice or communications. The Company shall make available to Parent, substantially in the format currently being prepared, the monthly report to the executive management committee of the Company (the “EC Funnel Report”), the monthly controller’s report and related exhibits, and the monthly “Health Status Reports,” in each case, promptly after being completed but in any event no later than the time such report is furnished to the executive management committee of the Company, in the case of the EC Funnel Report, or to the executive officers of the Company in the case of the other documents. All requests for information made pursuant to this Section 3.6 shall be directed to an executive officer of the Company or Parent, as the case may be, or such Person as may be designated by the Company’s or Parent’s executive officers, as the case may be. All such information shall be governed by the terms of the Confidentiality Agreement. If Parent or its Affiliates have entered into a separate agreement with the Company restricting access to information, such agreement shall continue in effect in accordance with its terms.

          3.7. Publicity . The initial press release regarding the Amalgamation and the Sub Amalgamation shall be a joint press release and thereafter the Company and Parent each shall consult with each other (a) prior to issuing any press releases or otherwise making public announcements with respect to the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement (and ensure that any such communication complies with all applicable Laws (including, without limitation, securities Laws)), and (b) prior to making any filings with any third party and/or any Governmental Entity (including any securities exchange) with respect thereto, except, in each case, as may be required by Law or by obligations pursuant to any listing agreement with or rules of any securities exchange or by the request of any Government Entity.

          3.8. Employee Benefits .

          (a) Benefit Plans. Parent agrees that, following the Effective Time, for a period ending on December 31, 2005, it shall continue to provide each Employee with at least the same level of base salary and annual bonus opportunities as in effect on the date hereof, subject to merit increases in base salary in accordance with Section 3.1(d) with respect to such Employee and to provide Employees with benefits (other than equity compensation) under employee benefit plans, programs, contracts and arrangements that are at least as favorable in the aggregate as those provided by the Company and its Subsidiaries immediately prior to the date hereof; provided, that in no event shall any bonus targets be established for any bonus plan period not in effect as of the date hereof without the prior written consent of Parent. Parent shall, and shall cause the Amalgamated Company to, assume and comply with all employee benefit obligations to current and former Employees under the Company Benefit Plans and all employee severance plans (or policies) in existence on the date hereof and all employment or severance agreements entered into by the Company or adopted by the Board of Directors of the Company prior to the date hereof, provided, that the Amalgamated Company may amend, suspend or terminate any individual employee benefit plan or arrangement in accordance with its terms so long as doing so does not cause Parent to be in breach of the foregoing provisions in this Section 3.8(a). The foregoing notwithstanding, nothing in this Agreement shall operate as a guarantee of employment for any Person nor limit the ability of Amalgamated Company or its Subsidiaries to terminate the employment of any Employee.

          (b) Service Recognition. To the extent that service is relevant for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits (and, in order to calculate the amount of any vacation, sick days, severance and similar benefits) (other than under any retiree medical plan or accruals under any defined benefit pension plan sponsored by Parent or Amalgamated Company or to the extent recognition of such service would result in duplication of benefits for the same period of service) under any retirement plan or any employee benefit plan, program or arrangement established or maintained by Parent or any of its Affiliates under which the Employees may be eligible to participate on or after the Closing Date, such plan, program or arrangement shall credit such Employees for service earned on and immediately prior to the Closing Date with the Company or its Subsidiaries, or any of their respective predecessors, in addition to service earned with Parent or any of its Affiliates after the Closing Date. To the extent that Employees of the Company or its Subsidiaries become eligible to participate in any plan, policy or arrangement of Parent or Amalgamated Company that provides medical, dental, vision or prescription drug coverage and such eligibility would require the Employees and their dependents to enroll in such plans mid-year, any amounts paid by such Employees and dependents under comparable plans sponsored by the Company or its Subsidiaries prior to the mid-year enrollment in such plans shall be taken into account in applying the deductible, co-payment and out-of-pocket limitations applicable to such Employees and dependents under such plans of Parent or Amalgamated Company.

          3.9. Expenses . Whether or not the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement are consummated, all costs and expenses incurred in connection with this Agreement, the Amalgamation and the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement shall be paid by the party incurring such expense, except (a) expenses incurred in connection the making of any Transfer Applications shall be shared equally by Parent and the Company, (b) expenses incurred in connection with the pre-merger notification and report forms under the HSR Act shall be paid by Parent and (c) as otherwise provided by Section 3.13 or Section 5.5(b).

          3.10. Indemnification; Directors’ and Officers’ Insurance .

          (a) From and after the Effective Time, the Amalgamated Company will indemnify and hold harmless, to the fullest extent permitted under applicable Law (but not less than that permitted on the date hereof) (and will also advance expenses as incurred to the fullest extent permitted under applicable Law) each present and former director, officer and employee of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement.

          (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 3.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Amalgamated Company thereof, but the failure to so notify shall not relieve the Amalgamated Company of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Amalgamated Company shall have the right to assume the defense thereof and the Amalgamated Company shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Amalgamated Company elects not to assume such defense or the Indemnified Parties advise that there are issues which raise conflicts of interest between the Amalgamated Company and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Amalgamated Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Amalgamated Company shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Amalgamated Company shall not be liable for any settlement effected without its prior written consent; and provided, further, that the Amalgamated Company shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. If such indemnity is not available with respect to any Indemnified Party, then Parent shall provide the Indemnified Parties with the monies necessary to fully implement the indemnity provided herein, and if such payments are not permitted by applicable Law, the Amalgamated Company and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

          (c) The Company may, and if it does not, the Amalgamated Company shall, purchase a six-year “tail” prepaid policy on terms and conditions no less favorable to Indemnified Parties than the existing officers’ and directors’ liability insurance (the “D&O Insurance”); provided, that if the Amalgamated Company, after using its reasonable best efforts, is unable to purchase such tail the Amalgamated Company will obtain that amount of officers’ and directors’ liability insurance that is available for a price of up to 500% of the current annual premium paid by the Company (which annual premium is set forth on Section 3.10(c) of the Company Disclosure Letter); provided, further, that, subject to Section 3.14, the Amalgamated Company shall be required to obtain and maintain D&O Insurance with the amount of coverage of no less than $100,000,000 in the event that the Company effects the IPO (as defined in Section 3.14). The Company may replace the D&O Insurance upon its expiration on September 1, 2004 with a new officers’ and directors’ liability insurance (the “New D&O Insurance”) with substantially the same terms and conditions as the D&O Insurance; provided, that the Company shall pay no more than 500% of the current annual premium paid by the Company for the D&O Insurance for the New D&O Insurance.

          (d) If the Amalgamated Company or any of its successors or assigns (i) shall consolidate or amalgamate with or merge into any other Person and shall not be the continuing or amalgamated Person of such consolidation, amalgamation or merger or (ii) shall transfer all or substantially all of its shares, other equity interests, properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Amalgamated Company shall assume all of the obligations set forth in this Section 3.10.

          (e) The provisions of this Section 3.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

          3.11. Takeover Statute . If any Takeover Statute or bye-law of the Company or Bermuda Limited is or may become applicable to the Amalgamation, the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement, each of Parent and the Company and its respective board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

          3.12. Conduct of Parent .

          (a) Parent agrees that, during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing, except as required by applicable Law, and except as may be consented to in writing by the Company, Parent shall not, and shall not authorize any of its direct or indirect Subsidiaries or any Affiliates to (i)take any action or agree, in writing or otherwise, to take any action that would reasonably be likely to result in any of the representations and warranties set forth in Section 2.2 becoming false or inaccurate such that the conditions set forth in Sections 4.1 or 4.3 would fail to be satisfied, or (ii) enter into or consummate (A) any agreements or arrangements for an acquisition (via share purchase, merger, consolidation, purchase of assets or otherwise) or joint venture with respect to a fixed satellite services operator that owns and operates satellites which provide transponder capacity commercially, (B) any agreements or arrangements for sales of any securities or any assets of Parent, the Company, the Amalgamated Company or any of their respective Subsidiaries to any Person or (C) any other agreements or arrangements, in each case of clauses (A) through (C), reasonably likely to have an Amalgamated Company Material Adverse Effect.

          3.13. Debt Financing .

          (a) Parent shall use its reasonable best efforts to obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitment Letters, including using its reasonable best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein, (ii) satisfy all conditions applicable to Parent in such definitive agreements, (iii) comply with its obligations under the Debt Financing Commitment Letters, (iv) enforce its rights under the Debt Financing Commitment Letters and (v) in the event the Debt Financing Commitment Letters are terminated prior to the Closing, obtain a renewal of, or a substitute for, the Debt Financing Commitment Letters on terms and conditions comparable in all material respects to the terms and conditions contemplated in the Debt Financing Commitment Letters or on more favorable terms to Parent. Notwithstanding anything to the contrary in this Agreement, Parent and the Company agree that if at any time the conditions to closing set forth in Section 4.1 or Section 4.2 have been satisfied or waived (other than the conditions set forth in Section 4.2(d) and any conditions that may only be satisfied at Closing) and at such time the Notes (as defined in the Debt Financing Commitment Letters) have not been issued then Parent shall have a period of fifteen business days to either cause such Notes to be issued or cause the Interim Loans (as defined in the Debt Financing Commitment Letters) to be borrowed in full, it being understood that Parent shall not be required to cause such issuances or borrowings to occur if all conditions to Closing (other than Section 4.2(d)) are not satisfied at such time. In the event any portion of the Debt Financing becomes unavailable on terms and conditions comparable in all material respects to the terms and conditions contemplated in the Debt Financing Commitment Letters, Parent shall use its reasonable best efforts to arrange to obtain any such portion from alternative sources on comparable or more favorable terms to Parent. Parent shall give the Company prompt notice upon becoming aware of any material breach by any party of the Debt Financing Commitment Letters or any termination of the Debt Financing Commitment Letters. Parent shall keep the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Financing Commitment Letters if such amendment, modification, waiver or remedy reduces the aggregate amount of the Financing, amends the conditions to the drawdown of the financing or is adverse to the interests of the Company or the Amalgamated Company in any other respect.

          (b) Prior to the Closing, the Company shall provide, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause the respective officers, employees, Representatives, including legal and accounting, of the Company and its Subsidiaries to, provide all cooperation reasonably requested by Parent in connection with the Debt Financing on the terms and conditions described in the Debt Financing Commitment Letters, and shall cause (i) appropriate officers and employees to be available on a customary basis to meet with prospective lenders and investors in presentations, meetings, road shows and due diligence sessions, to assist with the preparation of disclosure documents in connection therewith, to execute and deliver customary certificates, legal opinions (which may be reasoned, if counsel reasonably believes it cannot give the opinion otherwise) or documents as may be reasonably requested by Parent, and (ii) its independent accountants and counsel to provide assistance to Parent, including providing consent, on a customary basis, to Parent to use their audit reports relating to the Company and its Subsidiaries and, at the cost of Parent, to provide any necessary “comfort letters” and to prepare and deliver other customary opinions or other deliverables.

          (c) Provided that Parent provides to the Company such information concerning Parent and its Subsidiaries and the Debt Financing as the Company reasonably requests or requires in connection with the following, the Company shall cause the following to occur: not later than 30 days before the Closing Date, the Administrative Agent (as defined in the Debt Financing Commitment Letters) shall have received audited, in the case of year end, and unaudited, in the case of interim (which have been reviewed by the independent accountants for the Company as provided in Statement on Auditing Standards No. 100), consolidated financial statements of the Company and its consolidated Subsidiaries (including Bermuda Limited and the Guarantors (as defined in the Debt Financing Commitment Letters)) and financial statements relating to completed or probable acquisitions (including pro forma financial statements), in each case required by and meeting the requirements of Regulation S-X that would apply to a Form S-1 registration statement being filed by the Company on such date of delivery under the Securities

Act of 1933, as amended (except with respect to the financial statements of the Loral Transferred Satellites (as such term is used in the Form F-1 as filed by the Company with the SEC on April 22, 2004) and the pro forma financial information giving effect to the Company’s acquisition of the Loral Transferred Satellites, as modified in accordance with the letter of the Company to the SEC, dated August 26, 2003, and the SEC’s response thereto, dated August 28, 2003); provided that, if on any date during such 30-day period prior to the Closing Date financial statements for a later period-end would be required if the Company filed a registration statement on Form S-1 on such date, and the Administrative Agent requests that such financial statement be provided, then financial statements with such later period-end meeting the forgoing requirements shall have also been received reasonably promptly following such request and in any event prior to the Closing Date.

          (d) The Parties agree that nothing contained in this Agreement shall prevent any Subsidiary of the Company from providing the funds necessary to enable the Company to satisfy its obligations as and when they come due under debt securities of the Company outstanding as of the date of this Agreement, pursuant to the terms thereof.

          (e) Parent’s Debt Financing will contain provisions with the same substance to clauses (i) and (ii) of the definition of Restricted Payments Carve-outs in Exhibit A to the Debt Financing Commitment Letter (relating to the ability to payments on existing indebtedness of the Company).

          3.14. ORBIT Act Matters.

          The Company will use its reasonable best efforts to achieve an extension of the time within which it must complete an initial public offering of its Shares in order to be in full compliance with all of its obligations under the ORBIT Act. If no such extension has occurred by the date which is 105 days prior to the then-current deadline (such then-current deadline, the “Deadline”) for the satisfaction of such obligations, the Company may file a registration statement contemplating an initial public offering and other documentation relating to listing of Shares in order to achieve such satisfaction (the “IPO”) and such other actions customarily occurring after such actions. The IPO shall be on such stock exchange, at such price and with such underwriters as the Company may reasonably determine, in each case, with the consent of Parent (such consent not to be unreasonably withheld or delayed). Prior to the filing of any documents or written correspondence with the SEC concerning the IPO, the Company shall provide Parent and its Representatives a reasonable opportunity to review and comment on such documents and shall consider in good faith such comments. The IPO shall be of not more than 15% of the outstanding Shares. Notwithstanding the foregoing, the Company may not sell securities in the IPO at any time prior to the date that is ten business days prior to the Deadline. If the Company sells Shares in the IPO, the Amalgamation Consideration shall be the Adjusted Amount. For the purposes of this Agreement:

          “Adjusted Amount” means the per share amount calculated by dividing (x) the sum of (A) Equity Value plus (b) Net Proceeds from IPO by (y) the number of Fully Diluted Shares Post IPO (in each case as defined below).

          “Equity Value” is defined to means the Amalgamation Consideration (without giving effect to any adjustment hereunder) multiplied by the Fully Diluted Shares outstanding as of the date hereof.

          “Net Proceeds from IPO” means the gross cash proceeds from the IPO less all underwriting discounts, and less fees and expenses related to the IPO (as set forth on the Company’s books and records in accordance with generally accepted accounting principles, and in each case set forth above including in connection with any overallotment option).

          “Fully Diluted Shares” means the total number of Shares outstanding as of the relevant date determined using the Treasury method applied in accordance with GAAP.

          “Fully Diluted Shares Post IPO” means the Fully Diluted Shares outstanding after, and after giving effect to, the IPO (including overallotment, if any).

ARTICLE IV

Conditions

          4.1. Conditions to Each Party’s Obligation to Effect the Amalgamation. The obligation of each party to effect the Amalgamation and the Sub Amalgamation is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

          (a) Shareholder Approval. The Company shall have received the Company Shareholder Approval in accordance with applicable Law and the bye-laws of the Company.

          (b) Regulatory Consents. (i) The waiting period applicable to the consummation of the Amalgamation under the HSR Act shall have expired or been terminated, (ii) the requisite Governmental Entities shall have approved the Transfer Applications, (iii) any consents or approvals from OFAC required to complete the transactions contemplated hereby shall have been obtained, (iv) applicable procedures under Exon-Florio shall have been completed and no action in connection with Exon-Florio shall have been taken that would cause a Company Material Adverse Effect or an Amalgamated Company Material Adverse Effect, (v) any filings required under the AECA and the ITAR have been made and all appropriate waiting periods have expired, lapsed or been terminated and/or all required approvals have been granted, (vi) the Required Company Consents and the Required Parent Consents shall have be made or obtained, and (vii) all other notices, reports, applications and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (collectively, “Governmental Consents”) in connection with the execution and delivery of this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement and the consummation of the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement by the Company, Bermuda Limited, Parent, Amalgamation Sub and Amalgamation Sub Two shall have been made or obtained (as the case may be), except, in the case of clause (vii), those the failure to make or to obtain which, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect or an Amalgamated Company Material Adverse Effect.

          (c) Orders. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Amalgamation (including payment of the Amalgamation Consideration), the Sub Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement (collectively, an “Order”).

          (d) Securities Approvals. Parent shall have received all Bermuda securities Law and U.S. securities and “blue sky” permits and approvals necessary to consummate the Amalgamation and all other transactions contemplated by this Agreement or the Amalgamation Agreement.

          (e) The Amalgamation Agreement, the Sub Amalgamation Agreement and Section 108 Documents. Each of the Amalgamation Agreement, the Sub Amalgamation Agreement and Section 108 Documents shall have been duly executed and delivered by the parties thereto, and each party hereto shall have provided the other with a letter addressed to the other party irrevocably authorizing the application for registration of each of the Amalgamated Company and the Amalgamated Sub Company and the filing of the Section 108 Documents in connection therewith.

          (f) Solvency Opinion. The Company shall have received a solvency opinion from a nationally recognized financial advisor (the “Solvency Expert”), selected and paid for by the Company, regularly involved in the business of valuing companies and rendering solvency opinions, that, after giving effect to the Amalgamation, the Financing, the other transactions contemplated by this Agreement and the Amalgamation Agreement, the Amalgamated Company and the Amalgamated Sub Company will be able to pay its respective liabilities as they come due, and that the realizable value of the assets of the Amalgamated Company will not be less than the aggregate of its liabilities and issued shared capital. At least 15 business days prior to Closing, Parent may make a written request to the Solvency Expert that Parent, Amalgamation Sub and Amalgamation Sub Two be made addressees of such solvency opinion. If Parent’s request that it be made an addressee of such solvency opinion is denied by the Solvency Expert (or not agreed to by the Solvency Expert within five business days of the making of such request), then this condition shall be satisfied only if Parent shall have also received a solvency opinion from another Solvency Expert, selected and paid for by Parent, to the same matters as the solvency opinion to be given to the Company pursuant to the first sentence of this Section 4.1(f).

          (g) Additional Condition. The condition described in Part 3 of Section 2.1(a)(iv)(D) of the Company Disclosure Schedule shall have been satisfied.

          4.2. Conditions to Obligations of Parent and Amalgamation Sub. The obligations of Parent, Amalgamation Sub and Amalgamation Sub Two to effect the Amalgamation and the Sub Amalgamation are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement (other than those in Sections 2.1(b) and 2.1(c)), disregarding all qualifications and exceptions contained therein relating to Company Material Adverse Effect or materiality, shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) with only such exceptions as, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect; (ii) the representations and warranties of the Company set forth in Sections 2.1(b) and 2.1(c) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iii) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that such Chief Executive Officer has read this Section 4.2(a) and the conditions set forth in this Section 4.2(a) have been satisfied.

          (b) Performance of Obligations of the Company and Bermuda Limited. Each of the Company and Bermuda Limited shall have performed in all material respects all obligations required to be performed by it under this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

          (c) Consents Under Agreements. The Company shall have obtained any consent or approval of any Person whose consent or approval shall be required under any Contract to which the Company or any of its Subsidiaries is a party, except those the failure to obtain, which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (d) Debt Financing. Parent shall have received the funds committed for the Debt Financing on the terms and conditions set forth in the Debt Financing Commitment Letters or upon terms and conditions which are comparable or more favorable to Parent, and to the extent that any such term or condition is not set forth in the Debt Financing Commitment Letters, upon terms and conditions which are reasonable and customary.

          (e) Legal Opinion. Parent shall have received opinions of (i) U.S. corporate counsel and (ii) U.S. FCC regulatory counsel and (iii) Bermuda counsel to the Company and Bermuda Limited, dated the Closing Date, in the form set forth in Section 4.2(e) of the Company Disclosure Letter.

          (f) Orders. No Governmental Entity shall have instituted an action or proceeding (i) seeking an Order of the type described in Section 4.1(c) or (ii) that could reasonably be expected to have a material adverse effect on the Amalgamated Company and its subsidiaries, taken as a whole.

          (g) Governmental Consents. All Governmental Consents (other than those described in Section 4.1(b)(i) through Section 4.1(b)(v)) the failure to make or obtain which, individually or in the aggregate, have, or would reasonably be expected to have, a Company Material Adverse Effect or an Amalgamated Company Material Adverse Effect shall have been made or obtained (such consents together with those consents that are conditions under Section 4.1(b)(i) through Section 4.1(b)(v) hereof being the “Required Governmental Consents”). All Required Governmental Consents obtained from the FCC shall have been obtained by Final Order. For the purpose of this Agreement, “Final Order” means an action or decision that has been granted and has not been vacated, reversed, set aside, annulled or suspended within the earlier of (x) 30 days after being granted and (y) the business day prior to the expiration of the Debt Financing Commitment Letter, as the same may have been extended or amended in accordance with the terms hereof.

          (h) Satellite Matters. The conditions set forth in Exhibit E to this Agreement shall have been satisfied.

          (i) Dissenting Shares. The number of Shares held by Dissenting Shareholders shall not exceed 7.5% of the total number of issued and outstanding Shares.

          4.3. Conditions to Obligation of the Company. The obligation of each of the Company and Bermuda Limited to effect the Amalgamation and the Sub Amalgamation is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of Parent, Amalgamation Sub and Amalgamation Sub Two set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to Amalgamated Company Material Adverse Effect or materiality, shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), with only such exceptions as, individually or in the aggregate, have not had, or would not reasonably be expected to have, an Amalgamated Company Material Adverse Effect; and (ii) the Company shall have received a certificate signed on behalf of Parent and Amalgamation Sub by the Chief Executive Officer of each of Parent and Amalgamation Sub to the effect that such Chief Executive Officer has read this Section 4.3(a) and the conditions set forth in this Section 4.3(a) have been satisfied.

          (b) Performance of Obligations of Parent and Amalgamation Sub. Each of Parent, Amalgamation Sub and Amalgamation Sub Two shall have performed in all material respects all obligations required to be performed by it under this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement at or prior to the Closing, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to such effect.

ARTICLE V

Termination

          5.1. Termination by Mutual Consent. This Agreement may be terminated and the Amalgamation and the Sub Amalgamation may be abandoned at any time prior to the Effective Time, whether before or after the receipt of the Company Shareholder Approval, by mutual written consent of the Company and Parent by action of their respective boards of directors.

          5.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Amalgamation and the Sub Amalgamation may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Amalgamation or the Sub Amalgamation shall not have been consummated by January 31, 2005, whether such date is before or after the date on which the Company Shareholder Approval is received; provided, however, that in the event that, as of January 31, 2005, the condition set forth in either Section 4.1(b) has not been satisfied, the Termination Date may be extended from time to time by either Parent or the Company one or more times to a date not beyond July 31, 2005 (January 31, 2005, or, if extended, such later date, the “Termination Date”), (b) the Company Shareholder Approval shall not have been obtained at the Shareholders Meeting after a vote thereon has been taken, or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Amalgamation or the Sub Amalgamation shall become final and non-appealable (whether before or after the receipt of the Company Shareholder Approval); provided, that the right to terminate this Agreement pursuant to clause (a) above shall not be available to any party that has breached in any material respect its obligations under this Agreement, the Amalgamation Agreement or the Sub Amalgamation Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Amalgamation or Sub Amalgamation to be consummated.

          5.3. Termination by the Company. This Agreement may be terminated and the Amalgamation and the Sub Amalgamation may be abandoned at any time prior to the Effective Time, whether before or after the receipt of Company Shareholder Approval, by action of the Board of Directors of the Company if there has been a breach of any representation, warranty, covenant or agreement made by Parent, Amalgamation Sub or Amalgamation Sub Two in this Agreement, or any such representation and warranty shall have become untrue as of, and as if made on, any date subsequent to the date of this Agreement, which, in any such case, would cause any of the conditions in Section 4.3(a) or 4.3(b) not to be satisfied (assuming, if applicable, any such subsequent date was the Closing Date) and such breach or failure of a condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent.

          5.4. Termination by Parent. This Agreement may be terminated and the Amalgamation and Sub Amalgamation may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if (a) the Board of Directors of the Company shall have withdrawn, adversely modified or qualified its approval or recommendation of this Agreement or the Amalgamation Agreement or failed to reconfirm its recommendation of this Agreement or the Amalgamation Agreement within five business days after a written request by

Parent to do so, (b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue as of, and as if made on, any date subsequent to the date of this Agreement, which, in any such case, would cause any of the conditions in Section 4.2(a) or 4.2(b) not to be satisfied (assuming, if applicable, that any such subsequent date was the Closing Date) and such breach or failure of a condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company (it being understood that, for purposes of this sentence, any willful breach of Section 3.2(a) or the first sentence of Section 3.2(d) in each case prior to the receipt of the Company Shareholder Approval shall be considered uncurable and deemed to cause such conditions not to be satisfied), (c) if the Board of Directors of the Company shall have recommended any Acquisition Proposal (other than this Agreement and the Amalgamation Agreement), or (d) if the Shareholders Meeting shall not have been convened by October 31, 2004, and, if adjourned beyond October 31, not held by November 15, 2004 (provided that if the Shareholders Meeting or the taking of the votes for the Company Shareholder Approval shall have been enjoined by a court of competent jurisdiction prior to either of such dates (other than as a result of a suit brought after an Acquisition Proposal has been made after the date hereof if the Company has taken any action of the types specified in Section 3.2(c)(i) or (ii)), then so long as the Company uses its reasonable best efforts to have such injunction lifted or vacated, each of such deadline dates occurring after the entry of such injunction shall be extended by the number of days from the entry of such injunction until the lifting or vacating of such injunction plus the greater of (x) five business days and (y) the number of days legally required from the time a notice of meeting is sent until a meeting is held.

          5.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Amalgamation and the Sub Amalgamation pursuant to this Article V, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, (i) the parties shall perform their obligations contained in this Section 5.5, Sections 3.7 and 3.9 and Article VI, and (ii) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from fraud or willful breach of this Agreement.

          (b) In the event that (i) an Acquisition Proposal (which, for purposes of this paragraph shall include any Acquisition Proposal made prior to the date hereof only if the Person who made such proposal or offer makes known to the Company or its Representatives, or publicly discloses, that such Person remains interested in pursuing such proposal or offer after the date hereof) shall have been made (and not subsequently withdrawn) and shall have become publicly disclosed or known to any of its shareholders or any Person shall have publicly announced (and not subsequently withdrawn) an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 5.2(b) or (ii) this Agreement is terminated by Parent pursuant to Section 5.4(a) or Section 5.4(c), or pursuant to Section 5.4(d) if a bona fide Acquisition Proposal shall have been made to the Company or its Representatives after the date hereof (whether or not publicly disclosed) or pursuant to Section 5.4(b) by reason of any breach by the Company occurring after a bona fide Acquisition Proposal has been made to the Company or its Representatives (whether or not publicly disclosed), then in each case (A) the Company shall promptly, but in no event later than two business days after the date of such termination, pay to Parent, on behalf of Parent and its equity holders and their respective Affiliates and Representatives incurring charges and expenses in connection with this Agreement and the transactions contemplated hereby, all of the charges, fees and expenses actually incurred by Parent, its equity holders or their respective Affiliates and Representatives in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $50 million (the “Expenses”) payable by wire transfer of same day funds and (B) if within 9 months of such termination (x) any Person (other than Parent) (an “Acquiring Party”) has entered into an agreement (or, in the case of a tender offer, the Board of Directors of the Company makes any recommendation to Company shareholders in favor of such offer) providing for the acquisition, by purchase, merger, consolidation, amalgamation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions, of 40% or more of the voting power of the issued and outstanding securities of the Company or ownership or control of 40% or more of the consolidated assets of the Company or (y) any Person has entered into an agreement relating to a merger, consolidation, amalgamation or similar business combination involving the Company or one of its Subsidiaries and an Acquiring Party which provides, in the event of consummation, for the shareholders of the Company immediately prior to such transaction to hold less than 60% of the issued and outstanding voting securities of the surviving company on a fully diluted basis, the Company shall promptly, but in no event later than two days after the relevant event, pay Parent an amount equal to $120,000,000 (the “Fee”), less any Expenses previously paid by the Company to Parent, by wire transfer of same day funds to an account designated by Parent in writing; provided, however, that in the event the termination is pursuant to Section 5.4(d) as provided above and the breach giving rise to such termination is demonstrated by the Company to be inadvertent, the Company shall not be required to pay the Expenses within the two business day period, but shall pay the full amount of the Fee in the event that the events set forth in clause (B) occur. The Company acknowledges that the agreements contained in this Section 5.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 5.5(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the fee set forth in this Section 5.5(b) or any portion of such fee, the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment.

ARTICLE VI

Miscellaneous and General

          6.1. Survival. The covenants and agreements contained herein which by their terms are to be fully performed on or prior to the consummation of the Amalgamation and Sub Amalgamation shall not survive, and shall terminate immediately following, the consummation of the Amalgamation, the Sub Amalgamation and the other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement. The representations and warranties contained herein shall not survive, and shall terminate immediately following, the consummation of the Amalgamation, the Sub Amalgamation and the

other transactions contemplated by this Agreement, the Amalgamation Agreement and the Sub Amalgamation Agreement.

          6.2. Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by all of the parties hereto.

          6.3. Waiver. Subject to the provisions of applicable Law, at any time prior to the Effective Time, any provision of this Agreement may be waived if such waiver is in writing and signed by the party against whom the waiver is to be effective.

          6.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          6.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement (other than the Amalgamation Agreement and the Sub Amalgamation Agreement, which shall be interpreted, construed, governed and enforced as set forth therein), and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document (other than the Amalgamation Agreement and the Sub Amalgamation Agreement, which shall be interpreted, construed, governed and enforced as set forth therein), that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document (other than the Amalgamation Agreement and the Sub Amalgamation Agreement, which shall be interpreted, construed, governed and enforced as set forth therein) may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in this Section 6.5 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT,

OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5.

          6.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

if to the Company or Bermuda Limited:

Intelsat, Ltd.
North Tower, 2nd Floor
90 Pitts Bay Road
Pembroke HM 08, Bermuda
Telecopy: +441-292-8300
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Intelsat Global Service Corporation
3400 International Drive, NW
Washington, DC 20008-3006
Telephone: (202) 944-6873
Telecopy: (202) 944-7661
Attention: General Counsel and Executive Vice President for Regulatory Affairs

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Telephone: (212) 558-4000
Telecopy: (212) 558-3588
Attention: Duncan C. McCurrach, Esq.

if to Parent, Amalgamation Sub or Amalgamation Sub Two:

Zeus Holdings Limited
Canon’s Court, 22 Victoria Street
Hamilton, HM EX Bermuda
Telephone: (441) 295-2244

Telecopy: (441) 292-8666
Attention: President
c/o Peter Bubenzer and
Judith Collins

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Telephone: (212) 403-1000
Telecopy: (212) 403-2000
Attention: David M. Silk, Esq.
Mark Gordon, Esq.

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

          6.7. Entire Agreement. This Agreement (including any Exhibits and Annexes hereto), the Amalgamation Agreement (including any Schedules thereto) and the Sub Amalgamation Agreement (including any Schedules thereto) constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties with respect to the subject matter hereof.

          6.8. No Third Party Beneficiaries. Except as provided in Section 3.10, this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder. The parties hereto further agree that the rights of third party beneficiaries under Section 3.10 shall not arise unless and until the Effective Time occurs.

          6.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Amalgamated Company to cause such Subsidiary to take such action.

          6.10. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Amalgamation and the Sub Amalgamation shall be paid by the Amalgamated Company or the Amalgamated Sub Company, as the case may be.

          6.11. Definitions. Each of the terms set forth in Exhibit A hereto is defined in the Section of this Agreement set forth opposite such term.

          6.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

          6.13. Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

          (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Nothing in this Agreement shall be construed to require any party hereto to violate any applicable Law.

          Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary incorporated under the laws of Bermuda to be a Constituent Company in lieu of Amalgamation Sub, and may so designate another Subsidiary incorporated under the laws of Bermuda to be a constituent company of Amalgamation Sub Two in lieu of Amalgamation Sub Two, in which event all references herein to Amalgamation Sub or Amalgamation Sub Two, as the case may be, shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Amalgamation Sub or Amalgamation Sub Two, as the case may be, as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided, further, that Parent may designate, by written notice to the Company, an Affiliate of Parent incorporated under the laws of Bermuda to be hold all rights held by Parent in lieu of Parent, in which event all references herein to Parent shall be deemed references to such Affiliate of Parent, except that all representations and warranties made herein with respect to Parent as of the date of this Agreement shall be deemed representations and warranties made with respect to such Affiliate of Parent as of the date of such designation. Any purported assignment in violation of this Agreement is void.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

INTELSAT, LTD.
By
Name:
Title:

INTELSAT (BERMUDA), LTD.
By
Name:
Title:

ZEUS HOLDINGS LIMITED
By
Name:
Title:

ZEUS MERGER ONE LIMITED
By
Name:
Title:

ZEUS MERGER TWO LIMITED
By
Name:
Title:

(Signature Page to Transaction Agreement and
Plan of Amalgamation)

EXHIBIT A

DEFINED TERMS

Terms	Section
Acquiring Party	5.5(b)
Acquisition Proposal	3.2(h)(i)
Adjusted Amount	3.14
AECA	2.1(d)(i)
Affiliate	2.1(a)(iii)
Agreement	Preamble
Amalgamated Company	Recitals
Amalgamated Company Material Adverse Effect	2.2(a)
Amalgamated Company Share	1.6(c)
Amalgamated Sub Company	Recitals
Amalgamated Sub Company Bye-Laws	1.3
Amalgamated Sub Company Memorandum of Association	1.3
Amalgamated Sub Company Share	1.6(d)
Amalgamation	Recitals
Amalgamation Agreement	1.1(a)
Amalgamation Consideration	1.6(a)
Amalgamation Sub	Preamble
Amalgamation Sub Two	Preamble
Audit Date	2.1(f)
Backlog	2.1(q)(iii)
Backlog Contracts	2.1(q)(iii)
Beneficially Owns	2.2(i)
Beneficial Owner	2.2(i)
Bermuda Shares	1.6
blue sky	2.1(d)(i)
Board of Directors	1.9(e)(ii)
business day	1.2
Bye-Laws	1.3
Capital Expenditures Budget	2.1(f)
Cash Payment	1.9(a)
Certificate	1.6(a)
CFIUS	2.1(d)(i)
Closing	1.2
Closing Date	1.2
Code	1.7(f)
Companies Act	Recitals
Company	Preamble
Company Benefit Plans	2.1(h)(i)
Company Disclosure Letter	2.1
Company Earth Stations	2.1(p)(iii)

Terms	Section
Company ERISA Affiliate	2.1(h)(iii)
Company ERISA Plans	2.1(h)(ii)
Company F-1	2.1(e)(i)
Company Material Adverse Effect	2.1(a)(iv)
Company Non-U.S. Benefit Plans	2.1(h)(i)
Company Option	1.9(a)
Company Pension Plan	2.1(h)(ii)
Company Reports	2.1(e)(i)
Company Satellite	2.1(p)(i)(A)
Company Shareholder Approval	2.1(c)(i)
Company 20-F	2.1(e)(i)
Company U.S. Benefit Plans	2.1(h)(ii)
COMSAT General Transaction Agreement	2.1(b)
Confidentiality Agreement	3.2(c)
Constituent Companies	Preamble
Contracts	2.1(d)(ii)
Costs	3.10(a)
D&O Insurance	3.10(c)
Debt Financing	2.2(j)(i)
Debt Financing Commitment Letters	2.2(j)(i)
Dissenting Shareholder	1.8
EC Funnel Report	3.6
Effective Time	1.3
Employees	2.1(h)(i)
Environmental Law	2.1(k)(i)
Equity Value	3.14
ERISA	2.1(h)(i)
Exchange Act	2.1(a)(ii)
Exchange Agent	1.7(a)(i)
Exchange Fund	1.7(a)(i)
Excluded Shares	1.6(a)
Existing Credit Agreement	3.1(b)
Exon-Florio	2.1(d)(i)
Expenses	5.5(b)
FCC	2.1(d)(i)
Fee	5.5(b)
Final Order	4.2(g)
Financing	2.2(j)(ii)
Fully Diluted Shares	3.14
Fully Diluted Shares Post IPO	3.14
GAAP	2.1(a)(iv)(A)
Governmental Consents	4.1(b)
Governmental Entity	2.1(d)(i)
Government Antitrust Entity	3.5(e)

Terms	Section
Hazardous Substance	2.1(k)(ii)
HSR Act	2.1(d)(i)(B)
Indemnified Parties	3.10(a)
Insurance Policy	2.1(n)(i)
Intellectual Property	2.1(o)
IRS	2.1(h)(i)
IPO	3.14
ITAR	2.1(d)(i)(F)
ITU	2.1(p)(ii)(A)
knowledge	2.1(d)(ii)(B)
Laws	2.1(i)
Leased Real Property	2.1(p)(iii)
Liens	2.1(p)(iii)
Material Contracts	2.1(q)(i)
Memorandum of Association	1.3
Multiemployer Plan	2.1(h)(ii)
Multiple Employer Plan	2.1(h)(ii)
Network Security Agreements	2.1(d)(i)
Net Proceeds from IPO	3.14
New D&O Insurance	3.10(c)
non-assessable	2.1(b)
OFAC	2.1(d)(i)
ORBIT Act	3.1(n)
Order	4.1(c)
Owned Real Property	2.1(p)(iii)
Parent	Preamble
Parent Disclosure Letter	2.2
PBGC	2.1(h)(iii)
Permits	2.1(i)
Permitted Liens	2.1.(p)(iii)
Person	1.7(a)(ii)
Preference Shares	2.1(b)
Privatization Documents	2.1(q)(iv)
Proxy Statement	3.3(a)
Quorum	2.1(c)(i)
Recent Company Reports	2.1(f)
Representatives	2.1(t)
Required Company Consent	2.1(d)(i)
Required Contractual Consents	2.1(d)(ii)
Required Governmental Consents	4.2(g)
Required Parent Consent	2.2(e)(i)
Restricted Company Shares	1.9(b)
Restricted Share	1.9(b)
Restricted Share Unit	1.9(b)

Terms	Section
Restructuring Agreement	2.1.(q)(iv)
Rights Agreement	2.2(i)
ROC	1.3
Sarbanes-Oxley Act	2.1(e)(iii)
SEC	2.1(e)(i)
Second Quarter 6-K	2.1(e)(i)
Section 108 Documents	1.3
Securities Act	2.1(d)(i)
Shareholders Meeting	3.4(a)
Share Plans	2.1(b)
Shares	1.6
Significant Subsidiary	2.1(a)(ii)
Single-Employer Plan	2.1(h)(iii)
60% Vote	2.1(c)(i)
Solvency Expert	4.1(f)
Sub Amalgamation	Recitals
Sub Amalgamation Agreement	1.1(b)
Subsidiary	2.1(a)(i)
Superior Proposal	3.2(h)(ii)
Superior Proposal Notice	3.2(c)
Takeover Statute	2.1(j)(i)
Tax	2.1(l)(i)
Taxable	2.1(l)(i)
Taxes	2.1(l)(i)
Tax Return	2.1(l)(ii)
Termination Date	5.2(a)
Total Backlog	2.1(q)(iii)
Transfer Applications	2.1(e)(iii)
TT&C	2.1(p)(iii)
2001 Plan	2.1(b)
2004 Plan	1.9(b)
2006 Backlog	2.1(q)(iii)
Unvested Company Option	1.9(a)
Vested Company Option Share	1.9(a)
Voting Agreement	Recitals
Waiting Period	3.2(c)
WTO	2.2(c)
WTO Agreements	2.2(c)

EXHIBITS AND ANNEXES

The Exhibits and Annexes listed below have been omitted in accordance with Item S-K 601(b)(2). Intelsat agrees to furnish copies of any or all of these documents to the Commission upon request.

EXHIBIT B	Form of Voting Agreement
EXHIBIT C	Form of Amalgamation Agreement
EXHIBIT D	Form of Sub Amalgamation Agreement
EXHIBIT E	Satellite Matters
EXHIBIT F	Capital Expenditures Budget

ANNEX A	Company Disclosure Letter
ANNEX B	Parent Disclosure Letter
ANNEX C	Debt Financing Commitment Letters
ANNEX D	Equity Financing Commitment Letters